    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              RIVIERA TOOL COMPANY
             (Exact name of registrant as specified in its charter)

           MICHIGAN                         3544                        38-2828870
(State or other jurisdiction of  (Primary Standard Industrial (I.R.S. Employer Identification
incorporation or organization)   Classification Code Number)               No.)

                            ------------------------

                           5460 EXECUTIVE PARKWAY SE
                          GRAND RAPIDS, MICHIGAN 49512
                                 (616) 698-2100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                          KENNETH K. RIETH, PRESIDENT
                           5460 EXECUTIVE PARKWAY SE
                          GRAND RAPIDS, MICHIGAN 49512
                                 (616) 698-2100
  (Address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

            STUART F. CHENEY, ESQ.                         ALAN I. ANNEX, ESQ.
 Dickinson, Wright, Moon, Van Dusen & Freeman          Camhy Karlinsky & Stein LLP
      200 Ottawa Avenue, N.W., Suite 900              1740 Broadway, Sixteenth Floor
            Grand Rapids, MI 49503                          New York, NY 10019
                (616) 458-1300                                (212) 977-6600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box / /

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                                                   PROPOSED           MAXIMUM
     TITLE OF EACH CLASS OF        AMOUNT TO        MAXIMUM          AGGREGATE       AMOUNT OF
           SECURITIES                 BE        OFFERING PRICE       OFFERING       REGISTRATION
        TO BE REGISTERED          REGISTERED(1)  PER SHARE(2)        PRICE(2)           FEE
------------------------------------------------------------------------------------------------
Common Stock, no par value......   1,265,000        $8.00           $10,120,000      $ 3,066.67
------------------------------------------------------------------------------------------------
Representative's Warrants to
  purchase Common Stock(3)......     110,000        $0.0001         $        11             (4)
------------------------------------------------------------------------------------------------
Common Stock, no par value,
  issuable upon exercise of
  Representative's Warrant(5)...     110,000        $9.60           $ 1,056,000      $   320.00
------------------------------------------------------------------------------------------------
Total Registration Fee..........                                                     $ 3,386.67
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) Includes 165,000 shares issuable upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(3) To be issued to the Representative of the Underwriter.
(4) No registration fee required pursuant to Rule 457(g).
(5) Pursuant to Rule 416 of the Securities Act, there are also being registered such additional indeterminate number of common shares as may become issuable pursuant to the anti-dilution provisions of the Representative's Warrant.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              RIVIERA TOOL COMPANY
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                  ITEM NUMBER AND CAPTION                               LOCATION
     --------------------------------------------------   -------------------------------------
  1. Forepart of the Registration Statement and Outside
     Front Cover Page of Prospectus....................   Outside Front Cover Page

  2. Inside Front and Outside Back Cover Pages of
     Prospectus........................................   Inside Front Cover Page; Outside Back
                                                          Cover
  3. Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges.........................   Prospectus Summary; Risk Factors: The
                                                          Company

  4. Use of Proceeds...................................   Use of Proceeds

  5. Determination of Offering Price...................   Underwriting

  6. Dilution..........................................   Dilution

  7. Selling Security Holders..........................   Not Applicable

  8. Plan of Distribution..............................   Outside Front Cover Page;
                                                          Underwriting

  9. Description of Securities to be Registered........   Description of Capital Stock

 10. Interests of Named Experts and Counsel............   Legal Matters; Experts

 11. Information with Respect to the Registrant
     (a) Description of Business.......................   Prospectus Summary -- The Company;
                                                          Business

     (b) Description of Property.......................   Business -- Properties

     (c) Legal Proceedings.............................   Business -- Legal Proceedings

     (d) Market Price and Dividends on the Registrant's
         Common Equity and Related Stockholder
         Matter........................................   Cover Page; Dividend Policy; Selected
                                                          Financial Data; Principal
                                                          Shareholders; Description of Capital
                                                          Stock; Underwriting

     (e) Financial Statements..........................   Financial Statements

     (f) Selected Financial Data.......................   Selected Financial Data

     (g) Supplementary Financial Information...........   Not Applicable

     (h) Management's Discussion and Analysis of
         Financial Condition and Results of Operations.   Management's Discussion and Analysis
                                                          of Financial Condition and Results of
                                                          Operations
     (i) Disagreements with Accountants on Accounting
         and Financial Disclosure......................   Not Applicable

     (j) Directors and Executive Directors.............   Management -- Executive Officers,
                                                          Directors and Key Employees

     (k) Executive Compensation........................   Management -- Compensation of
                                                          Executive Officers and Directors

     (l) Security Ownership of Certain Beneficial
         Owners and Management.........................   Principal Shareholders

 12. Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities....   Management -- Limitations of
                                                          Liability and Indemnification Matters

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1996

PROSPECTUS

                                  RIVIERA LOGO
                              RIVIERA TOOL COMPANY
                                1,100,000 SHARES

                                  COMMON STOCK
                            ------------------------

     Prior to this offering (this "Offering"), there has been no market for the common stock (the "Common Stock") of Riviera Tool Company ("Riviera" or the "Company"). It is estimated that the initial public offering price of the Common Stock will be between $7.00 and $8.00 per share. See "Underwriting" with respect to the method to be used in determining the initial public offering price. The Common Stock has been approved for quotation on the NASDAQ National Market under the symbol "RTCO."

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                                  UNDERWRITING
                                                    PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                     PUBLIC      COMMISSIONS(1)    COMPANY(2)
------------------------------------------------------------------------------------------------
Per Share.......................................        $              $               $
------------------------------------------------------------------------------------------------
Total(3)........................................        $              $               $
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) Excludes a non-accountable expense allowance payable to National Securities Corporation as representative (the "Representative") of the several underwriters (the "Underwriters") equal to 3% of the total Price to Public. The Company will sell five-year warrants to the Representative (the "Representative's Warrants") entitling the Representative to purchase up to 110,000 shares of Common Stock. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting the expenses of this Offering which are payable by the
    Company estimated at $           , which includes the nonaccountable expense
    allowance payable to the Representative.

(3) The Company has granted the Underwriters a 45-day option to purchase up to 165,000 additional shares of Common Stock to cover over-allotments. If this option is exercised in full, the total Price to Public, Underwriters' Discounts and Commissions, and Net Proceeds to the Company will be
    $           , $           , and $           , respectively. See
    "Underwriting."
                            ------------------------

     The shares of Common Stock are being offered by the Underwriters subject to prior sales when, as, and if delivered to and accepted by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares will be made against payment at the offices of National Securities Corporation, 1001 Fourth Avenue, Seattle, Washington 98154, on or
about             , 1996.

                        NATIONAL SECURITIES CORPORATION

               The date of this Prospectus is             , 1996.

                                    [PHOTOS]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements included elsewhere in this Prospectus. Unless the context indicates otherwise, Riviera Tool Company, dba Riviera Die & Tool, Inc, is referred to as the "Company" or "Riviera." Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Investors should carefully consider the information set forth under the heading, "Risk Factors."

                                  THE COMPANY

     The Company designs, develops and manufactures custom large scale metal stamping die systems used in the high speed production of sheet metal stamped parts and assemblies for the automobile industry. The Company incorporates its knowledge of integrated computer technologies with the design and manufacture of metal stamping die systems resulting in solutions that address the specific manufacturing requirements of its main customers, Chrysler Corporation ("Chrysler"), Ford Motor Company ("Ford") and General Motors Corporation ("General Motors"), the three largest domestic automobile manufacturers (the "OEMs"), and their tier one suppliers of sheet metal stamped parts and assemblies.

     Management has strategically positioned the Company as one of North America's most technologically advanced independent suppliers of metal stamping die systems utilizing a totally computer integrated process for the design, manufacture and validation of its products. The Company should continue to benefit from current trends in the global automotive industry which require continuous quality improvement, simultaneous engineering and development, and increasing reliance on a select number of suppliers capable of utilizing computer integrated technology to develop new automobile models. Examples of parts made from die systems recently developed and manufactured by the Company include the bumper system for the Ford Explorer and F-Series trucks, door panels and wheels for the Jeep Wrangler, structural body components for the Chrysler Neon and mini-vans, as well as body panels for semi-tractor vehicles.

     The Company maintains "Preferred Supplier" status with Chrysler and Ford. The Company has been awarded Chrysler's PentaStar quality award, the highest quality award for a single plant supplier and Ford's Q-1 supplier award, an award that has historically been given to suppliers who manufacture parts and assemblies, rather than suppliers of tooling and equipment. The Company was the first tool and die supplier to be awarded the Q-1 status by Ford.

     Through the use of electronic data interchange ("EDI"), the Company communicates directly with the OEMs' design and development centers regarding specific product and manufacturing information necessary to develop a custom manufacturing system for each respective part. This digital data base is incorporated in each phase of the design, manufacture and validation process for both the prototype and production tooling systems, ensuring high quality repeatable processes. The Company is intimately familiar with the OEMs' design specifications and through the utilization of EDI, can communicate simultaneous design information, facilitating further reductions in product development lead time and cost. The Company intends to use a portion of the proceeds of this Offering to enhance its technical capabilities and competitive position by integrating relational data based engineering information with its high-speed precision machining centers. Relational data base engineering systems can significantly reduce design lead time and high-speed precision machining centers are designed to nearly double the through-put capacity of each machine on a semi-automated basis at approximately half the cost of traditional computerized machining centers.

     The Company has adopted a strategy that includes (i) single source program management from concept to completion; (ii) vertical integration of all phases of process development centered around electronic data base applications; (iii) simultaneous engineering of product and process development to further improve quality, lower costs and shorten lead times; and (iv) maintaining ongoing continuous improvement programs enabling it to improve its products and services in response to technological advances and the changing requirements of its customers.

     The Company was originally acquired by the purchase of the assets of an existing tool and die business on December 19, 1967 and was incorporated in its present form in 1988 under the laws of the State of Michigan as an investment vehicle for Motor Wheel Corporation, an Ohio corporation, currently owning 50% of the Company's common stock. Since that time the business has been operating as the wholly-owned and only subsidiary of the Company. Prior to this Offering the operating subsidiary was merged into the Company, which now operates the business. Since the financial statements for the business have been audited and reported on a consolidated basis since 1988, this merger had no effect on the substance of the financial statements of the business. See Note 1 of Notes to Financial Statements -- Nature of Business and Significant Accounting Policies -- Reporting Entity. Its executive offices and manufacturing facility are located at 5460 Executive Parkway, Grand Rapids, Michigan 49512, and its telephone number is (616) 698-2100.

                                  THE OFFERING

Common Stock offered by the Company..........   1,100,000 shares(1)
Common Stock to be outstanding after the
  Offering...................................   2,560,000 shares(1)
Use of Proceeds..............................   Reduction of financial institution debt, to
                                                acquire fixed assets, retirement of all
                                                outstanding 8% Cumulative Preferred Stock,
                                                and for general working capital purposes. See
                                                "Use of Proceeds."
NASDAQ NMS Symbol............................   "RTCO"

-------------------------
(1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                             SUMMARY FINANCIAL DATA

                                                                                       NINE MONTHS ENDED
                                               YEAR ENDED AUGUST 31,                        MAY 31,
                                ---------------------------------------------------    ------------------
                                 1991       1992       1993       1994       1995       1995       1996
                                -------    -------    -------    -------    -------    -------    -------
                                                    (IN 000'S EXCEPT PER SHARE DATA)      (UNAUDITED)
STATEMENT OF OPERATION DATA:
Sales........................   $19,299    $13,207    $18,946    $22,425    $22,225    $17,261    $14,022
Gross Profit.................     2,380      1,160      1,788      2,749      4,108      3,018      2,787
Income (loss) from
  Operations.................       868       (311)       318      1,625      2,163      1,494      1,514
Interest Expense.............     1,084        780        856      1,415      1,749      1,299      1,188
Other Income.................       263        265        244        149        149        182        123
Other Expense(1).............         0          0      2,247        532          0          0          0
Income (loss) before taxes...        47       (826)    (2,541)      (173)       563        377        449
Income Taxes (Benefits)......        38       (312)      (252)      (134)        77        128        162
                                --------   --------   --------   --------   --------   --------   -------
Net Income (loss)............   $     9    $  (514)   $(2,289)   $   (39)   $   486    $   249    $   287
                                ========   ========   ========   ========   ========   ========   =======
Net Income (loss) per share,
  as adjusted(2).............       $--      $(.20)     $(.89)     $(.01)      $.19       $.10       $.11
                                ========   ========   ========   ========   ========   ========   =======
OTHER DATA:
Depreciation &
  amortization...............     1,241        991        993      1,214      1,438        919        830
                                ========   ========   ========   ========   ========   ========   =======

                                                                            AS OF MAY 31, 1996
                                                                         -------------------------
                                                                         ACTUAL     AS ADJUSTED(2)
                                                                         -------    --------------
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Working Capital (Deficiency)..........................................   $(2,444)      $  7,473
Total Assets..........................................................    22,738         22,892
Current Portion of Long-Term Debt & Capital Leases....................     1,494          1,000
Revolving Line of Credit..............................................     9,736            500
Long-term Capital Leases & Term Debt, less current portion............     1,181          4,000
Redeemable Preferred Stock............................................       111             --
Common Stockholder's Equity...........................................     5,507         12,684

-------------------------
(1) Other Expense includes the following: For 1993, amount represents loss from related company as a write-off of $1,687,000 of preferred stock of such company and write-off of receivable from such entity of $560,000. For 1994, amount represents $532,000 in costs associated with vacant facility space formerly leased to the related company.

(2) Adjusted to give effect to the sale by the Company of 1,100,000 shares of Common Stock offered hereby at an estimated initial public offering price of $7.50 per share, less applicable underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                  RISK FACTORS

     A prospective investor should consider, together with the other information set forth in this Prospectus, the following:

RELIANCE UPON MAJOR CUSTOMERS

     Approximately 24% of the Company's sales during fiscal 1995 and 47% in fiscal 1994 were made directly to Chrysler Corporation. In addition, approximately 7% of the Company's sales during fiscal 1995 and 8% during fiscal 1994 were made directly to Ford Motor Company. Ford suppliers represented approximately 55% and 31% of the Company's sales during fiscal 1995 and 1994, respectively. For the nine months ended May 31, 1996, Chrysler, Ford, General Motors and their tier one suppliers accounted for approximately 15%, 31% and 12% of the Company's revenues, respectively.

     The loss of the Company's relationship with these customers, or a significant reduction of their minimum tooling purchases, or a reduction in new product development due to economic conditions, could have a material adverse effect upon the Company.

     The Company is directly dependent on its customer who directly produce the end use product. As a result, if the end use producers (Chrysler, Ford and General Motors) experience difficulties in such critical areas as style, quality or global competition, the demand for such end use producer's product may be adversely affected, which may in turn adversely affect the Company.

GENERAL FACTORS AFFECTING MANUFACTURING CONCERNS

     The revenue and value of manufacturing concerns, such as the Company, in general, may be adversely affected by a number of factors, including: (a) the international, national, regional and local economic climate -- in particular, manufacturing intended for large ticket durable consumer goods, which directly contributes to or adversely affects the work loads of manufacturing concerns supplying product that will contribute to or be incorporated into end use consumer products. (b) international monetary cycles -- manufacturing concerns produce products that contribute to or are otherwise incorporated into retail consumer end use products will directly or indirectly be competing on a global basis. Where price becomes an issue, monetary cycles may contribute to or detract from competitive positioning. (c) the need to periodically repair, replace, upgrade and expand existing production capabilities may not prove to be a profitable endeavor. (d) the dependence on other industries -- manufacturing concerns that do not produce an end product but contribute to an end product produced by another manufacturing concern are subject to both the trends of the end user and the buying practices of the manufacturer that assembles into a merchantable product. (e) manufacturing concern values are affected by factors such as changes in interest rates and the availability of financing in capital -- intensive industries, an in addition, manufacturing concerns do not typically receive progress payments from their customers.

VOTING CONTROL

     Following completion of this Offering, Riviera Holding Company (owned 100% by Kenneth K. Rieth), a Michigan corporation and Motor Wheel Corporation, an Ohio corporation located in Lansing, Michigan, will each have approximately 28.5% of the voting power and ownership of the Company (assuming no exercise of the Underwriters' over-allotment option). Together they will have effective voting control of the Company, and will be able to elect or remove all of the Company's Directors and will exercise significant control over the Company's affairs. These two shareholders have entered into a formal voting agreement. See "Principal Shareholders."

DEPENDENCE ON EXISTING MANAGEMENT

     Kenneth K. Rieth and a few key employees have been primarily responsible for the development of most of the Company's products, processes and business methods. The loss or interruption of the continued full-time services of any of them could have a material adverse effect on the Company. The Company maintains

"Key-man" life insurance policies on Kenneth K. Rieth, President, C.E.O. and Director, and Leonard H. Wood, Vice President, General Manager and Director, for $2,500,000 and $500,000, respectively. See "Management."

COMPETITION AND MARKET CONSOLIDATION

     The tooling systems industry is highly competitive, and there can be no assurance that the Company will be able to compete successfully in the future. The Company's largest customers, Chrysler and Ford, both have internal die construction capability; however, the Company believes that such capacity is insufficient in relationship to their total requirements. The Company believes that the automobile industry has been going through a tooling systems supplier consolidation and that there are now fewer quality oriented, full service die systems suppliers. There is no assurance that the Company will continue to qualify as a supplier to any of the automobile manufacturers. The loss of any such qualification would have a material adverse effect on the Company.

IMMEDIATE AND SUBSTANTIAL DILUTION

     After giving effect to the sale by the Company of the 1,100,000 shares of Common Stock being offered hereby at an estimated public offering price of $7.50 per share (assuming no exercise of the Underwriters' over-allotment option and application of the net proceeds therefrom), there will be an immediate increase in the Company's net tangible book value of $1.18 per share and an immediate dilution of $2.55 per share to investors who purchase Common Stock pursuant to this Offering. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     The 1,460,000 shares of Common Stock held by Riviera Holding Company, owned 100% by Kenneth K. Rieth, and Motor Wheel Corporation after the date of this Prospectus will be eligible for sale in accordance with Rule 144 under the Securities Act of 1933, as amended, 90 days following the date of this Prospectus. Under Rule 144, shareholders who have held fully-paid shares for at least two years may sell them without registration under certain conditions. The sale of a significant portion of these shares in the open market could have a material adverse effect on the market price of the Common Stock. However, Riviera Holding Company and Motor Wheel Corporation have agreed with the Representative that they will not sell or otherwise dispose of any Common Stock for two years from the date of this Prospectus without the consent of the Representative. See "Shares Eligible for Future Sale" and "Underwriting."

     Riviera Holding Company and Motor Wheel have executed a written Shareholders Agreement (the "Shareholders Agreement") dated October 14, 1996. Pursuant to the Shareholders Agreement, Motor Wheel has granted Riviera Holding Company an option to purchase all shares of stock of the Company held by Motor Wheel. The purchase price under this option is $3.0 million. This option will lapse on October 14, 1997. See "Principal Shareholders -- Shareholders Agreement" and "Shares Eligible for Future Sale."

PREFERRED STOCK

     The Board of Directors of the Company is authorized to issue, without any further action on the part of the Company's shareholders, up to 200,000 shares of preferred stock (the "Preferred Stock") in one or more series with such designations, preferences, limitations and other rights, including voting rights, as are determined by the Board of Directors from time to time. The issuance of such shares of preferred stock could result in the dilution of the voting power of the shares on Common Stock purchased in this Offering and could have a dilutive effect on earnings per share. See "Description of Capital Stock."

ABSENCE OF PRIOR MARKET FOR COMMON STOCK

     There has been no public market for the Common Stock of the Company prior to this Offering. There can be no assurance than an active public market for the shares will develop or be sustained after this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock offered hereby was determined by negotiations between the

Company and the Representative and may not be indicative of the market price of the Common Stock in the future. See "Underwriting." The trading price of the Company's Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results of the Company or its competitors, changes in analysts' estimates of the Company's financial performance, regulatory developments, general industry conditions, worldwide economic and financial conditions, and other factors. During certain periods, the stock markets have experienced extreme price and volume fluctuations. In addition, securities sold in initial public offerings have been especially susceptible to price volatility. These broad market fluctuations and other factors may adversely affect the market price of the Company's Common Stock.

DEBT COVENANT VIOLATIONS

     In connection with the Company's revolving line of credit and notes payable to banks, the Company has agreed to certain covenants. The agreements require the Company to maintain working capital and net worth at specified levels, do not permit the debt-to-equity ratio to exceed a specified amount, and prohibit the payment of cash dividends. The Company presently is not in compliance with certain of these covenants.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 1,100,000 shares of Common Stock offered hereby at an estimated public offering price of $7.50 per share are estimated to be $7,177,500 ($8,254,126 if the Underwriters' over-allotment option is exercised in full). The Company intends to apply the net proceeds to reduce financial institution debt which was incurred for fixed asset acquisition (approximately $2,675,000) and repay working capital borrowed for its sales growth (approximately $9,736,000). The net proceeds and the unused credit available to the Company may be used to acquire additional fixed assets, for working capital and other general corporate purposes, including accommodating growth and future production through the addition of plant and equipment acquisitions and payment of a preferential dividend previously declared (see "Dividend Policy"). As of the date of this Prospectus, there are no agreements or understandings with respect to specific acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The fixed asset acquisition debt bears interest at the annual interest rate of 12.25% ($496,962 due November 30, 1996), 9.9% ($1,180,504 due March 1, 1999), 16.4% ($15,714 due
June 30, 1996), and 7.0% ($382,828 due September 1, 1998). The working capital borrowing ($9,735,533) bears annual interest at the rate of prime plus 4% and is due November 30, 1996. Upon completion of this Offering and application of the proceeds therefrom, the Company will restructure its bank debt into a $10.0 million revolving line of credit, of which $500,000 will be drawn upon closing, and a $5.0 million, 5 year term loan bearing annual interest at the rate of prime. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company believes that this line of credit, the lower cost of such funds and internally generated cash flow will be sufficient to cover anticipated cash needs through 1997.

                                    DILUTION

     As of May 31, 1996, the net tangible book value per share of Common Stock of the Company was $3.77. "Net tangible book value per share" represents the book value of the Company's tangible assets less the amount of its liabilities, divided by the number of shares of Common Stock outstanding. Upon completion of this Offering, 2,560,000 shares of Common Stock will be outstanding with a pro forma net tangible book value per share of $4.95. As a result of this Offering, there will be an immediate dilution to new investors of approximately $2.55 per share. "Dilution" represents the difference between the price per share paid by new investors in this Offering and the pro forma net tangible book value per share as of May 31, 1996, after giving effect to this Offering. The following table illustrates this dilution:

        Initial public offering price per share........................            $7.50
          Net tangible book value per share before this Offering.......   $3.77
          Increase in net tangible book value per share attributable to
             new investors.............................................    1.18
        Pro forma net tangible book value per share after this
          Offering.....................................................             4.95
                                                                                   -----
        Dilution per share to new investors............................            $2.55
                                                                                   =====

     The following table summarizes, as of the completion of this Offering, the differences between the effective cash contributions paid by the existing shareholders of the Company and the new investors with respect to the number of shares purchased from the Company, the total consideration paid, and the average price per share.

                                                 SHARES PURCHASED              TOTAL CONSIDERATION
                                               --------------------    -----------------------------------
                                                NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                               ---------    -------    -----------    -------    ---------
Existing shareholders.......................   1,460,000      57.0%    $ 4,693,150      36.2%      $3.21
New investors(1)............................   1,100,000      43.0%      8,250,000      63.8%       7.50
                                               ---------     -----     -----------    ------      ------
       Total................................   2,560,000     100.0%    $12,943,150     100.0%
                                               =========     =====     ===========    ======

-------------------------
(1) Assumes the sale of 1,100,000 shares of Common Stock at an initial public offering price of $7.50 per share.

                                DIVIDEND POLICY

     The Company has never paid dividends on its common stock and currently intends to retain future earnings in order to provide funds for the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends in the foreseeable future. Furthermore, the Company's current lending arrangement with its principal commercial lender prohibit the payment of common stock dividends without the consent of the lender and the Company anticipates that any future lending facilities will include similar restrictions. Such restrictions could limit the Company's ability to pay common stock dividends in the future.

     Pursuant to the Shareholder Agreement dated October 14, 1966 between Motor Wheel and Riviera Holding Company, the Company has declared a preferential dividend of approximately $170,000 on the shares of Common Stock of the Company owned by Riviera Holding to pay the income tax payable by Riviera Holding Company as a result of the lapse of options by Motor Wheel to purchase common stock owned by Riviera Holding Company and as a result of the dividend itself.

                                 CAPITALIZATION

     The following table sets forth the actual short-term debt and capitalization of the Company at May 31, 1996. Also set forth is such data, pro forma, to give effect to the sale by the Company of the 1,100,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom.

                                                                               MAY 31, 1996
                                                                         -------------------------
                                                                         ACTUAL     AS ADJUSTED(1)
                                                                         -------    --------------
                                                                              (IN THOUSANDS)
                                                                                (UNAUDITED)
Notes Payable and Capital Leases -- Current(2)........................   $11,229       $  1,500
                                                                         ========      ========
Long-term Debt Obligations, less current portions(2)..................   $ 1,025       $  4,000
Long-term Capital Leases, less current portions(2)....................       156             --
Preferred Stock, no par value, 200,000 shares authorized and none
  outstanding.........................................................        --             --
  8% Cumulative Preferred Stock, $5 par value, $100 redemption value
  -- 1,425 shares authorized and outstanding..........................       111             --
Common Stockholder's Equity:
Common Stock, no par value --
  6,000,000 shares authorized, 1,460,000 shares outstanding, 2,560,000
  as adjusted.........................................................        --          7,177
Additional Paid-in Capital............................................     4,392          4,392
Retained Earnings.....................................................     1,115          1,115
                                                                         --------      --------
       Total Stockholder's Equity.....................................     5,507         12,684
                                                                         --------      --------
Total Capitalization..................................................   $ 6,799       $ 16,684
                                                                         ========      ========

-------------------------
(1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

(2) See Notes 5 and 10 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data for each of the five fiscal years in the period ended August 31, 1995 is derived from financial statements which have been audited by Plante & Moran LLP, independent public accountants, and should be read in conjunction with the Financial Statements and Notes thereto included elsewhere herein. The statement of operation data for the nine months ended May 31, 1996 and 1995, and the balance sheet data at May 31, 1996, are derived from unaudited financial statements of the Company that include all adjustments, consisting of only normal recurring adjustments, that the Company considers necessary for a fair presentation of its results of operations for such periods. The results of operations for the nine months ended May 31, 1996 are not necessarily indicative of results to be expected for the entire year.

                                                                                   NINE MONTHS ENDED
                                                       YEAR ENDED AUGUST 31,            MAY 31,
                                                   -----------------------------   -----------------
                                                    1993       1994       1995      1995      1996
                                                   -------    -------    -------   -------   -------
                                                                                      (UNAUDITED)
                                                           (IN 000'S EXCEPT PER SHARE DATA)
STATEMENT OF OPERATION DATA:
Sales...........................................   $18,946    $22,425    $22,225   $17,261   $14,022
Gross Profit....................................     1,788      2,749      4,108     3,018     2,787
Income from Operations..........................       318      1,625      2,163     1,494     1,514
Interest Expense................................       856      1,415      1,749     1,299     1,188
Other Income....................................       244        149        149       182       123
Other Expense(1)................................     2,247        532          0         0         0
Income (loss) before income taxes...............    (2,541)      (173)       563       377       449
Income Taxes (Benefits).........................      (252)      (134)        77       128       162
                                                   -------    -------    -------    ------   -------
Net Income (Loss)...............................   $(2,289)   $   (39)   $   486   $   249   $   287
                                                   =======    =======    =======    ======   =======
Operating Income per share, as adjusted(2)......   $   .12    $   .63    $   .84   $   .58   $   .59
                                                   =======    =======    =======    ======   =======
OTHER DATA:
Depreciation & amortization.....................       993      1,214      1,438       919       830
                                                   -------    -------    -------    ------   -------

                                                                            AS OF MAY 31, 1996
                                                                         -------------------------
                                                                         ACTUAL     AS ADJUSTED(2)
                                                                         -------    --------------
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Working Capital (Deficiency)..........................................   $(2,444)      $  7,473
Total Assets..........................................................    22,737         22,892
Current Portion of Long-term Debt & Capital Leases....................     1,494          1,000
Revolving Line of Credit..............................................     9,736            500
Long-term Capital Leases & Term Debt, less current portion............     1,181          4,000
Redeemable Preferred Stock............................................       111             --
Common Stockholder's Equity...........................................     5,507         12,684

-------------------------
(1) Other Expense includes the following: For 1993, amount represents loss from related company as a write-off of $1,687,000 of preferred stock in such company and a write-off of receivables from such entity of $560,000. For 1994, amount represents $532,000 in costs associated with vacant facility space formerly leased to a related company.

(2) Adjusted to give effect to the sale by the Company of 1,100,000 shares of Common Stock offered hereby at an initial price of $7.50 per share per share, less applicable underwriting discounts and commissions and estimated offering expenses payable by the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the components of the Company's statements of operations as a percentage of sales.

                                                                                     NINE MONTHS ENDED
                                             FISCAL YEAR ENDED AUGUST 31,                  MAY 31
                                           --------------------------------          ------------------
                                           1993          1994          1995          1995          1996
                                           ----          ----          ----          ----          ----
                                                                                        (UNAUDITED)
STATEMENT OF OPERATION DATA:
Net Sales...............................   100%          100%          100%          100%          100%
Gross Margin............................     9            12            18            18            20
Income from Operations..................     2             7            10             9            11
Interest Expense........................     4             6             8             8             9
Other Income............................     1             1             1             1             1
Other Expense...........................    12             2            --            --            --
Income (loss) before income taxes.......   (13)           --             3             2             3
Federal Income Tax (Benefit)............    (1)           --             1             1             1
                                           ---           ---           ---           ---           ---
Net Income (Loss).......................   (12)%          -- %           2%            1%            2%
                                           ===           ===           ===           ===           ===
OTHER DATA:
Depreciation and Amortization...........     5%            5%            6%            5%            6%

COMPARISON OF NINE MONTHS ENDED MAY 31, 1995 AND MAY 31, 1996

     Revenue. Total revenue decreased by 19% from approximately $17.3 million in the nine months ended May 31, 1995 to approximately $14.0 million in the nine months ended May 31, 1996. The decrease was due to the timing of contracts in process and the Company's contract backlog. The Company's backlog as of May 31, 1996 was $5.4 million higher than as of May 31, 1995. As these contracts are generally long-term and subject to extensions for redesign and engineering changes, this backlog will be reflected in revenue in 1996 and 1997.

     Cost of Goods Sold. Cost of goods sold decreased from $14.2 million in the nine months ended May 31, 1995 to $11.2 million in the six months ended May 31, 1996. As a percentage of total revenue, cost of goods sold decreased from 82% for the nine months ended May 31, 1995 to 80% for the nine months ended May 31, 1996.

     Selling, General and Administrative. Selling, general and administrative expense was approximately $1,274,000 for the nine months ended May 31, 1996, a decrease of 15% from approximately $1,494,000 for the nine months ended May 31, 1995. As a percentage of total revenue, selling, general and administrative expense remained consistent at 9%. This decrease is largely due to decreases in legal and amortization expenses.

     Interest Expense. Interest expense was approximately $1,188,000 for the nine months ended May 31, 1996, a decrease of 9% from approximately $1,299,000 for the nine months ended May 31, 1995. As a percentage of total revenue, interest expense increased from 7.5% for the nine months ended May 31, 1995 to 8.5% for the nine months ended May 31, 1996 primarily due to increased borrowing levels necessary to finance growth in revenue and an increase in the interest rate the Company's primary lender charged on outstanding debt.

COMPARISON OF FISCAL YEARS ENDED AUGUST 31, 1995 AND AUGUST 31, 1994

     Revenue. Total revenue decreased by 1% from approximately $22.4 million for the year ended August 31, 1994 ("Fiscal 1994"), to approximately $22.2 million for the year ended August 31, 1995 ("Fiscal 1995").

The lack of revenue growth was due to the Company's lack of adequate financing to support an increase in revenue.

     Cost of Goods Sold. Cost of goods sold decreased from $19.7 million for Fiscal 1994 to $18.1 million for the year ended August 31, 1995. As a percentage of total revenue, cost of goods sold decreased from 88% for the year ended August 31, 1994 to 82% for the year ended August 31, 1995. This decrease was largely due to the Company subcontracting less of its machining requirements and product mix related to prototype contracts.

     Selling, General and Administrative. Selling, general and administrative expense was approximately $1.9 million for Fiscal 1995, an increase of 73% from approximately $1.1 million for Fiscal 1994. As a percentage of total revenue, selling, general and administrative expense increased to 9% for Fiscal 1995 as compared to 5% for Fiscal 1994, primarily due to an increase in legal expense, State of Michigan Single Business Tax and during Fiscal 1994, the Company received final information on amounts due from its insurance company and previously estimated expenses. The benefits of these resulted in $203,000 lower S, G & A expense in Fiscal 1994.

     Interest Expense. Interest expense was approximately $1.7 million for Fiscal 1995, a increase of 24% from approximately $1.4 million for Fiscal 1994. As a percentage of total revenue, interest expense increased from 6% for Fiscal 1994 to 8% for Fiscal 1995, primarily due to increased borrowing levels, increase in the interest rate charged by the Company's primary lender on outstanding debt, and bank fees of $160,000 paid to its primary lender in extending its revolving line of credit and term debt.

COMPARISON OF FISCAL YEARS ENDED AUGUST 31, 1994 AND AUGUST 31, 1993

     Revenue. Total revenue increased by 18% from approximately $18.9 million for the year ended August 31, 1993, to approximately $22.4 million for the year ended August 31, 1994 primarily due to increase in amount of contracts with Chrysler Corporation and Ford Motor Company.

     Cost of Goods Sold. Cost of goods sold increased from $17.2 million for the year ended August 31, 1993 to $19.7 million for the year ended August 31, 1994. As a percentage of total revenue, cost of goods sold decreased from 91% for the year ended August 31, 1993 to 88% for the year ended August 31, 1994. The increase in cost of sales was largely due to an increase of 18% in revenue for the year ended August 31, 1994 over the prior year.

     Selling, General and Administrative. Selling, general and administrative expense was approximately $1.1 million for the year ended August 31, 1994, an decrease of 23% from approximately $1.5 million for the year ended August 31, 1993. As a percentage of total revenue, selling, general and administrative expense decreased to 5% for the year ended August 31, 1994 as compared to 8% for the year ended August 31, 1993. During Fiscal 1994, the Company received final information on amounts due from its insurance company and previous estimated expenses. The benefits of these resulted in $203,000 lower S, G & A expenses in Fiscal 1994.

     Interest Expense. Interest expense was approximately $1.4 million for the year ended August 31, 1994, a increase of 65% from approximately $856,000 for the year ended August 31, 1993. As a percentage of total revenue, interest expense increased from 5% for the year ended August 31, 1993 as compared to 6% for the year ended August 31, 1994, primarily due to increased borrowing levels necessary to finance growth in revenue and an increase in the interest rate the Company's primary lender charged on outstanding debt.

     Other Expense. In July of 1992, the Company contributed machinery, equipment, inventory, work-in-process and receivables related to the business of building plastic injection molds to a joint venture that then became known as Leap Technologies, Inc. The Company contributed assets valued at $5.4 million and Leap Technologies, Inc. assumed debts in the amount of $3.7 million, and the Company received $1.7 million of preferred stock. In Fiscal 1993, Leap Technologies, Inc. was liquidated and the Company wrote-off its preferred stock in Leap Technologies, Inc. ($1,687,000) and accounts receivable from the related company ($560,000). During the year ended August 31, 1994, the Company absorbed the cost of the unleased Leap Technologies, Inc. facility space ($532,000) and then leased such space to an unrelated company.

FEDERAL INCOME TAX.

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between book and tax accounting and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     As of August 31, 1995, the Company had approximately $4.8 million of net operating loss carryforwards that expire 2004 through 2009, tax credit carryforwards of approximately $246,700 that expire 1996 through 2003 and alternative minimum tax credits of approximately $40,000, the use of which does not expire.

LIQUIDITY AND CAPITAL RESOURCES.

     The Company's needs for capital have been extensive over the period presented. Bank borrowings have increased primarily to acquire fixed assets and to finance the increase in trade accounts receivable and contracts in process, as the OEMs typically do not make progress payments on tooling contracts. The Company has financed these needs through internally generated funds, bank financing, and various capital and operating leases. Cash provided from (used by) operating activities was ($2,150,578) in 1993, $183,926 in 1994, $4,991,021
in 1995, ($1,586,737) for the nine months ended May 31, 1996 and $2,933,549 for the nine months ended May 31, 1995.

     After application of the proceeds from this Offering, the Company's adjusted total bank debt as of May 31, 1996 would be $5,500,000, of which $4,500,000 will be long-term and the balance short-term. See "Use of Proceeds." The Company has received a non-binding proposal from LaSalle National Bank, which anticipates that the bank will issue a binding commitment letter upon completion of this Offering, to restructure its bank debt into a $10,000,000 line of credit and a $5,000,000, 5 year term loan, with amortization commencing the first quarter after closing. The Company believes that the unused portion of this credit line and the lower cost of such funds, together with funds generated from operations, will be sufficient to cover anticipated cash needs through 1997. However, depending on the level of future sales, an expanded credit line may be necessary to finance increases in trade accounts receivable and contracts in process. The Company believes it will be able to obtain such expanded credit line, if required, on generally the same terms as the proposed new credit line.

     The LaSalle proposal to restructure the Company's bank debt calls for an interest rate equal to the bank's floating prime rate on the credit line term loan. This compares to rates of 4% in excess of prime rate on the Company's present bank debt. The $5,000,000 long-term portion of the restructured debt would be repayable in equal quarterly installments over five years. The credit line utilization is based on a formula of 80% of eligible accounts receivable, and 50% of contracts in process. Under this formula, substantially all of the credit line would be available to the Company. The entire restructured bank debt would be secured by substantially all of the Company's assets, as is the case with the existing bank debt.

INFLATION.

     The Company has no long-term, fixed price contracts. Historically, the Company has been able to reflect increases in the prices of labor and material in its selling prices. The Company expects that this will continue to be the case.

                                    BUSINESS

GENERAL

     The Company is a leading manufacturer of large scale, complex stamping die systems used to form sheet metal parts. Most of the stamping die systems sold by the company are used in the production of automobile and truck body parts such as doors, door frames, structural components and bumpers. The following table indicates the Company's sales (in thousands) and percentage of total sales by customer for each of the last five fiscal years for the period ended August 31 and the nine months ended May 31, 1996.

                                                            YEAR ENDED AUGUST 31,
                              ---------------------------------------------------------------------------------
                                                                                                                    NINE MONTHS
                                  1991             1992             1993             1994             1995          MAY 31, 1996
                              -------------    -------------    -------------    -------------    -------------    --------------
                              AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT      %
                              -------   ---    -------   ---    -------   ---    -------   ---    -------   ---    -------    ---
Chrysler Corporation......... $1,146      6%   $2,912     22%   $8,949     47%   $10,540    47%   $5,252     24%   $1,798      13%
Suppliers of Chrysler
  Corporation................  5,057     26     2,129     16         0      *         0      *         0      *       266       2
Ford Motor Company...........    627      3     1,342     10       231      1     1,794      8     1,511      7       365       3
Suppliers of Ford Motor
  Company....................  7,721     40     4,120     31     7,610     40     6,951     31    12,172     55     1,658      12
General Motors Corp. ........  3,866     20     2,449     18         0      *         0      *       225      1     2,620      19
Suppliers of General Motors
  Corp. .....................    483      3         0      *         0      *         0      *       140      *     1,644      12
Other auto and truck
  manufacturers and their
  suppliers..................    399      2       255      3     2,156     12     3,140     14     2,925     13     5,671      39
                              -------   ---    -------   ---    -------   ---    -------   ---    -------   ---    -------    ---
    Total Sales(1)(2)........ $19,299   100%   $13,207   100%   $18,946   100%   $22,425   100%   $22,225   100%   $14,022    100%
                              =======   ===    =======   ===    =======   ===    =======   ===    =======   ===    =======    ===

-------------------------
 *  Less than 1.0% of the Company's total sales.

(1) Sales to Motor Wheel Corporation were $4.8, $6.9, $2.7, $2.5 and $2.8 million for fiscal years 1991 through 1995, respectively, and $1.7 and $1.4 million for the nine months ended May 31, 1995 and 1996, respectively, and are all included above. Included in sales to Motor Wheel Corporation sales are die construction contract underutilization charges (see "Certain Transactions") of $739,562, $62,472, $462,543, $110,744, and $246,011 for
    fiscal years 1991 through 1995, respectively. For the nine months ended May 31, 1996 underutilization charges were $72,245.

(2) In conjunction with the Shareholders Agreement between Riviera Holding Company and Motor Wheel Corporation dated October 14, 1996, a die construction contract was terminated retroactive to December 31, 1995 and no underutilization charges are included in sales thereafter. See "Certain Transactions" and "Principal Shareholders -- Shareholders Agreement."

INDUSTRY TRENDS

     Several significant trends within the North American automotive industry have had, and are likely to continue to have, an impact on the Company's business. Over the past several years, the industry has required that its tool suppliers utilize advanced computer integrated technology. This has required significant capital investment. In some cases, being unable or unwilling to make this investment, many independent tooling suppliers have exited the business. This has decreased the available domestic tooling capacity and has resulted in fewer qualified suppliers.

     The automotive industry's trend towards shorter product life cycles and introduction of a greater number of vehicle models will create growing demand for the Company's complex tooling systems. In accordance with this trend, the OEMs are forming alliances with select suppliers which have the technological capability to successfully perform simultaneous engineering of product and manufacturing processes from concept to completion at the supplier level and utilizing computer data based design, manufacturing and validation processes. The OEMs have formed "Platform" teams which provide the organizational structure for this simultaneous engineering process, and have included their critical or key suppliers in these teams. This simultaneous engineering concept allows model changes to be implemented more quickly and cost-effectively. By involving the ultimate tool and die manufacturer early in the design process, the OEMs are better able to design-in more cost-effective manufacturing processes, improve product quality, and avoid costly changes downstream. Chrysler and Ford are currently operating Platform teams and management believes that General Motors will implement this concept within the near future.

     The emphasis on designing and manufacturing more fuel efficient vehicles as the result of federal Corporate Average Fuel Economy ("C.A.F.E.") regulation has produced many new vehicle designs. In addition, automobile manufacturers are utilizing light-weight, high strength steels and aluminum in new model designs in order to decrease the weight of the vehicle and increase fuel efficiency. Therefore, suppliers will be required to have the ability to work with these types of materials in order to remain competitive. The Company has established an expertise in manufacturing dies used in the production of structural components made of light-weight, high strength steels and aluminum.

     Chrysler, Ford and General Motors have developed "cash accumulation policies." These policies entail the establishing and maintaining of cash reserves to fund new model development during industry downturns. These policies should create increased and more stable demand for the Company's products and services in the future. As of December 31, 1994, Chrysler had accumulated $8.46 billion, Ford $12.1 billion and General Motors $11.0 billion for such development during future industry downturns.(1) Most recently, General Motors reported cash accumulation reaching $13.0 billion -- or $18.4 billion on a consolidated basis, and stated that "This will enable us to weather the next industry down cycle without sacrificing any of our product programs, which is critical for long-term success".(2)

     Efforts by OEMs and their suppliers to reduce labor and other manufacturing costs have resulted in their tending to combine common parts into a single stamping press and reduce the number of "hits" required to manufacture a part. In addition, utilization of transfer presses has increased demand for transfer dies to reduce labor cost at the OEMs and their suppliers. The Company believes that it is one of only a few North American independent suppliers that have the capability to both design and produce large complex transfer dies.

     Management believes these industry trends will continue with emphasis on simultaneous engineering and manufacturing processes centered around the utilization of fully computer integrated technologies. This should increase the Company's customer relationships with and importance to the OEMs and their tier one suppliers of sheet metal stamped parts and assemblies.

PRODUCTS AND SERVICES

     Dies. The Company's dies are used in the high speed production of sheet metal stamped parts and assemblies. Production of such parts is a multiple step process involving a series of dies. Typically, the first die is used to cut the appropriate size metal blank from a sheet or coil of steel. The next die draws the metal blank into its primary shape and subsequent dies are used to bend edges or corners, create flanges, trim off excess metal and pierce assembly holes. A customer usually orders only one series of dies for each separate part. Normally, the dies do not require replacement due to usage because the life of well maintained dies is sufficient to carry production to the point when styling changes dictate production of new dies. The dies manufactured by the Company generally include automation features, adding to the complexity of design and construction. These automation features facilitate rapid introduction and removal of the work piece or raw material into and out of the die, thereby increasing production speeds and reducing labor cost. A set of stamping dies manufactured by the Company generally sells for between $250,000 and $2,000,000 depending upon size and complexity.

     Engineering/Product Development. The OEMs are developing organizational structures involving internal design and engineering personnel as well as supplier representatives which they are using to develop new car models. These organizations are called "Platform" teams. This allows full implementation of simultaneous engineering -- the application of the product engineering and process engineering functions simultaneously and early in the process. The Company utilizes advanced Computer Aided Design/Computer Aided Manufacturing ("CAD/CAM") technology to design and manufacture its complex stamping dies. Due to this advanced computer capability, the Company is able to work very closely with its customers and is often assigned to these Platform teams early. Its process engineering input facilitates the teams' goals of introducing new models rapidly and efficiently. The Company has invested significantly to ensure that it remains one of the few domestic tool and die firms with advanced technology capabilities and is one of only a few independent suppliers capable of receiving and working directly from complex mathematical data received from its OEM customers. Although several of its competitors also utilize CAD/CAM technology, Management believes the Company is one of only a few suppliers who have successfully integrated mathematical data into their on-site

-------------------------
(1) Source: Ward's Autoworld, March, 1995

(2) Source: General Motors Corporation, 1996 Midyear Report to Shareholders, dated September 10, 1996.

design, manufacturing and validation processes across their product line. Management's investment in, and commitment to, advanced technology has solidified its quality reputation with its customers and helped the Company advance to tier one status.

     Prototype Tooling and Parts. With the advent of Platform team and simultaneous engineering methods, the Company has become responsible for the design and manufacture of both the prototype tooling, the final production tooling and specifies the final production process. Prototype tooling and parts are utilized during the design phase of new models which the automobile manufacturers use to validate the fit and function of the respective components and assemblies and the repeatability of the respective production processes. The parts manufactured from prototype tools are also often used in crash testing.

     Typically, prototype tools associated with the primary metal forming operations are manufactured from an alloy casting or mild steel and subsequently machined using the mathematical data base and related Computer Numerically Controlled ("CNC") programs. After machining, the prototype tools are assembled and tested to validate the integrity and repeatability of the final manufacturing process. The results of the validation process are incorporated into the mathematical data base which will then be used to manufacture the final production tools. After testing the primary forming operations, prototype parts are manufactured using special means such as computerized laser cutting machines to trim off excess scrap and to incorporate various slots and holes. These parts are then sent to the automobile manufacturers for further testing and evaluation. The results of this testing and evaluation may require the incorporation of additional design and manufacturing process modifications.

MANUFACTURING

     Traditionally, the die manufacturing process was comprised of various manual steps performed by craftsmen. After being awarded a contract, the Company would be presented with a wooden model of the part to be produced. From the model, plaster tooling aids were constructed. The plaster tooling aids were then traced and cut into steel. The steel was then ground, usually quite extensively, by hand to fit. Validation was also done by hand by measuring specific points on the die face and comparing these to the original design blueprints. Today, with the Company's technology, the design and most of the manufacturing process is computer-driven, which increases accuracy and reduces the time required to produce a set of stamping dies. The process starts when the Company is assigned to a new Platform team and simultaneous engineering begins. An electronic "model" of the part to be produced is transmitted directly to the Company via EDI or sent on computer disk represented as a mathematical database. Company engineers use the mathematical database to generate computer-aided die designs and die face cutter path programs. These cutter path programs are used by the tool makers and machinists to manufacture the inner workings of the tool. Most material is removed and the cutting is done by CNC machine tools which utilize the computer-generated cutter path programs. Depending on the complexity of the tool, a prototype may be manufactured to prove-out the manufacturing process or to provide actual parts for crash testing and to test fit and function. Finally, after the die is constructed, it is evaluated statistically for process repeatability and dimensional validation on the Company's Coordinate Measuring Machine, or CMM. The Company believes, based upon experience and customer discussions, that it is one of a very few North American die suppliers and manufacturers that are able to routinely, and across their product line, completely computer integrate the mathematical database throughout the entire die design, manufacture and validation process at their own facilities. During this automated validation process, the tool is statistically compared to the mathematical database. Having the optimum size and quantity of tryout presses is an important aspect of the construction and validation process, and the Company has therefore invested heavily to ensure its capability in this area.

     On average, 10 months elapse from the time the Company is awarded a contract until the final set of dies is shipped to the customer. The OEMs are facing growing pressure to reduce the time required to introduce a new car model. For example, Chrysler has historically needed three years, on average, to introduce a new model. However, the last small car introduced by Chrysler was introduced in only 31 months. To meet shorter timeframes, OEMs are relying more heavily on simultaneous engineering and integrating suppliers more closely into the design process. This trend helps the Company by requiring more direct relationships between the OEMs and its suppliers such as the Company.

     The steel, castings and other components utilized by the Company in the manufacturing process are available from many different sources and the Company is not dependent on any single source.

MARKETING AND SALES

     The Company's marketing emphasis is on Chrysler, Ford and General Motors and their tier one suppliers. The Company maintains excellent relationships with Chrysler and Ford which accounted for about 87% of the Company's revenues in 1995. For the nine months ended May 31, 1996, Chrysler, Ford, General Motors and their tier one suppliers accounted for approximately 61% of the Company's revenues.

     With the growing use of simultaneous engineering, the Company's marketing goal is to be assigned early to the new model Platforms. As one of only a few technically proficient suppliers assigned to a Platform, the Company's opportunity to win business for a new model is greatly enhanced. The Company works to achieve preferred supplier status with its customers to further increase its chances of being assigned to new model Platforms. The Company currently maintains Preferred Supplier status with Chrysler Corporation and Ford Motor Company. The Company was recently awarded Chrysler's PentaStar quality award, the highest quality award for a single plant supplier, and Ford Motor Company's Q-1 supplier award, an award that has been historically given to suppliers who manufacture parts and assemblies, not to suppliers of tooling. The Company is the first tool and die firm to be awarded the Q-1 status by Ford Motor Company.

     Sales efforts are conducted primarily by Company's President and Vice President of Sales and Marketing with the assistance of other senior management. Frequent contact is made with the domestic automobile manufacturers and their purchasing agents, Platform managers and tier one suppliers. When the Company has been assigned to a new model Platform Team, the Platform Team manager is contacted to determine those parts and assemblies that will be assigned to various required suppliers. During the design phase, the Company recommends process and design changes to improve the cost and quality of the product. Generally, when the Company is assigned to the Platform Team, orders are obtained directly and without a formal bid process. The Company maintains a comprehensive computer database with historical information regarding dies it has previously manufactured. This assists the Company in quoting prices for dies and enables it to respond to most quotation requests quickly. If the customer decides to accept the Company's quotation, a purchase order is issued subject to price adjustments for engineering changes requested by the customer. Where no Platform Team is assembled, the Company bids on specific tooling assignments, and bids are awarded on a competitive basis among a small group of qualified suppliers.

     For business done with tier one suppliers, the Company's sales process follows a more traditional process. The Company typically receives a package or request for quotation from the tier one supplier and is less involved in the design process of the part to be manufactured. Bids are generally awarded based on technological capability, price, quality and past performance.

BACKLOG AND SEASONALITY

     The Company's backlog of awarded contracts, of which all are believed to be firm, was approximately $13.4 million and $8.0 million as of May 31, 1996 and May 31, 1995, respectively. The May 31, 1996 backlog will be reflected in sales during fiscal years ended August 31, 1996 and 1997. The Company's sales of stamping dies do not follow a seasonal pattern: however, the timing of new model introductions and existing model restyling ("facelifts" and "redos") tooling programs are dependent on Chrysler, Ford and General Motors and their strategy of accelerating the introduction of new models.

COMPETITION

     Large, complex automotive stamping dies are manufactured primarily by three supplier groups: a) domestic independent tool and die manufacturers, b) foreign independent tool and die manufacturers, and c) captive or in-house tool and die shops owned and operated by the OEMs.

     The independent (both domestic and foreign) tool and die manufacturers have experienced a significant reorganization over the past five years as the industry has consolidated. Management believes that during this period, the independent domestic supplier base (those with sales of at least $15 million) was reduced significantly and that fewer than 15 such independent domestic suppliers remain today. Of those, management believes only approximately one-third have begun to utilize portions of the technology utilized by the Company. Further, significant barriers to entry reduce competition in the large-scale die market. The industry is highly capital intensive and technically complex. Attracting and retaining employees skilled in the use of advanced design and manufacturing technology is a multi-year process. Finally, a new competitor would most likely lack much of the credibility and historical customer relationships that can take years to develop.

     In the late 1980s, Chrysler, Ford and General Motors began sending a greater portion of their die construction business to foreign, particularly Japanese, manufacturers. Japanese tool and die manufacturers actively courted U.S. auto makers, using their reputation for quality and aggressive pricing to win business. Management believes that this trend is reversing itself today for a number of reasons. First, the dies manufactured by these suppliers are critical to production, and simultaneous engineering requires that suppliers work very closely with auto manufacturers throughout the design process. Close contact between the supplier and customer is critical to producing dies that meet customer needs on time. Remote suppliers who are not within the Great Lakes geographic area are inherently disadvantaged in providing service as responsive as that of domestic suppliers. Second, the foreign trade situation in combination with domestic content pressure has created additional pressure for Chrysler, Ford and General Motors to use domestic suppliers. Chrysler Corporation began bringing its tool and die business back to U.S. suppliers in 1991 and today does not significantly use Japanese tool and die suppliers. Ford and General Motors have been bringing some of their business back as well. Finally, exchange rates are narrowing any labor cost advantage Japanese suppliers may have enjoyed. The trend away from foreign-based suppliers should benefit independent domestic suppliers like the Company.

     Finally, the OEMs maintain in-house, captive tool and die capacity to meet a portion of their needs. General Motors maintains the largest captive capacity and, based on estimates from various trade publications, supplies an estimated 75-80% of its own die construction needs. Ford produces approximately 50% and Chrysler 25% of their own respective needs. Independent suppliers like the Company tend to have a competitive advantage over the OEMs' in-house die shops due to the OEMs' higher cost structure.

EMPLOYEES

     The Company's work force consists of approximately 165 full-time employees, of which approximately 25 are salaried managerial and engineering personnel. The balance are hourly employees engaged in manufacturing and indirect labor support. Included among these hourly workers are approximately 120 skilled tradesmen who are either journeymen tool and die makers or machinists. None of the Company's employees are covered by a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good. The Company has a discretionary contribution 401K plan. The Company has no contingent pension liabilities arising from any defined benefit plan. See "Retirement Savings Plan."

PROPERTIES

     The Company's facilities are located in Grand Rapids, Michigan and consist of approximately 178,000 square feet of space of which 28,000 square feet is utilized for office, engineering and employee service functions, 98,000 square feet is dedicated to the Company's tooling production and 52,000 square feet is under a four-year sublease to an unaffiliated tenant. Constructed in 1989, the facility is leased with a lease term of 20 years. The facility lease provides for annual payments of $934,500 plus an escalation of base rent of 1% for each of the first ten years and 2% for each of the second ten years. The Company has a purchase option on the building at the fair market value beginning in November 1996. The sublease requires annual lease payments of $216,000 commencing August 1, 1994 through July 1, 1996 with annual lease payments of $224,724 commencing August 1, 1996 through July 1, 1998. The sublease has two options for two years each with annual lease payments of $231,468 and $238,412, respectively. The sublease also requires the subtenant to pay 33.7% of common operating expenses of the facility. The facilities were designed and constructed specifically to the Company's manufacturing requirements. The Company believes that its facilities are modern, well maintained, adequately insured and will be adequate and suitable for their present and intended uses.

LEGAL PROCEEDINGS

     The Company is a plaintiff in an action against Fred Borsini, Herbert Keeler and Durametallic Corporation, a Delaware corporation, with Kenneth K. Rieth, Arlene Morris and Riviera Holding Company, a Michigan corporation wholly owned by Kenneth K. Rieth, as co-plaintiffs, filed July 22, 1994, in the Kent County Circuit Court, Grand Rapids, Michigan, Case No. 94-2809-CZ. In July of 1992, the Company contributed machinery, equipment, inventory, work-in-process and receivables related to the business of building plastic injection molds to a joint venture that then became known as Leap Technologies, Inc. Defendants in this action contributed all of the stock of a mold builder then known as Leap Technologies, Inc. The Company contributed assets valued at $5.4 million, the new entity assumed debts in the amount of $3.7 million, and the Company received $1.7 million of preferred stock in the new entity. The Company alleges that the status of the business contributed by the defendants was fraudulently represented to it and the defendants are therefore liable to the Company for all losses sustained as a result of the failure of the venture. The Company is asking for return of its investment plus the additional damages it incurred in the process of liquidating the venture. Management believes that approximately $3,000,000 of damages has been identified, however, the complete damage evaluation is incomplete. One defendant has counterclaimed for breach of representations by the Company without specifying any amount of damages. The Company is not currently involved in other legal proceedings other than ordinary or routine proceedings incidental to its operations. In the opinion of management, no existing proceedings, including the matter involving Leap Technologies, Inc., would have a material adverse effect on the Company if determined against the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

The following table sets forth the names of and certain other information concerning the executive officers, directors and key employees of the Company. The Company currently has five directors, Messrs. Rieth, Wood, Collins, Kinstler
and Kennedy. Messrs.             and             have been selected and have
agreed to become directors of the Company subject to the completion of this Offering made hereby, at which time the Company's Board of Directors will be increased in number from five to seven directors.

                                                                                             DIRECTOR
             NAME                AGE                    POSITION                    CLASS     SINCE
------------------------------   ---    -----------------------------------------   -----    --------
EXECUTIVE OFFICERS AND
  DIRECTORS
Kenneth K. Rieth(1)...........   37     President, Chief Executive Officer and       III       1980
                                        Director
Leonard H. Wood(1)............   54     Vice President -- General Manager and         II       1988
                                        Director
Peter C. Canepa...............   37     Chief Financial Officer, Secretary and        --         --
                                        Treasurer
John P. Wildeboer.............   49     Vice President -- Sales and Marketing         --         --
John C. Kennedy(1)............   37     Director                                       I       1991
Thomas R. Collins(2)..........   53     Director                                      II       1995
John H. Kinstler(2)...........   47     Director                                     III       1988
             (3)                 --     Director Nominee                               I         --
             (3)                 --     Director Nominee                              II         --

-------------------------
(1) Designated by Kenneth K. Rieth pursuant to Voting Agreement. See "Principal Shareholders -- Shareholders Agreement."

(2) Designated by Motor Wheel Corporation pursuant to Voting Agreement. See "Principal Shareholders -- Shareholders Agreement."

(3) Nominated by Agreement of Motor Wheel Corporation and Riviera Holding Company. See "Principal Shareholders -- Shareholders Agreement."

     The Board of Directors is divided into three classes: Class I, Class II and Class III. The initial terms of office of directors in Class I, Class II and Class III end following the annual meetings in 1997, 1998, and 1999 respectively. Thereafter directors in each class will serve for three year terms. Executive officers serve at the discretion of the Company's Board of Directors. The Company pays each director who is not a Company employee or an employee of a 10% or more shareholder a fee of $5,000 per year.

     Kenneth K. Rieth -- Mr. Rieth has been a principal owner and President of Riviera Die & Tool since 1980. Mr. Rieth serves as a Director of Autocam Corporation, a designer and manufacturer of close tolerance, specialty metal alloy components for the automotive, electronic and computer industries since 1991.

     Leonard H. Wood -- Mr. Wood has been a Vice President of the Company since 1985 and a Director since 1988. Prior to that time, he was Project Manager with American Motors Corporation.

     Peter C. Canepa -- Mr. Canepa has been with the Company since March of 1994 as the Chief Financial Officer, Secretary and Treasurer. Prior to that time, he was Chief Financial Officer, Treasurer and Director of Frost, Incorporated, a Michigan corporation, a manufacturer of material handling systems components, more than three years. Mr. Canepa graduated in 1980 with a Bachelor of Science in Accounting and Finance degree from Ohio Wesleyan University.

     John P. Wildeboer -- Mr. Wildeboer has been Vice President of Sales and Marketing since 1984. Prior to that time, he held various positions with the Company including Purchasing Manager, Plant Engineering Manager and Plant Supervisor.

     John C. Kennedy -- Mr. Kennedy has been a principal owner, Director and President of Autocam Corporation, a designer and manufacturer of close tolerance, specialty metal alloy components for the automotive, electronic and computer industries since 1988.

     Thomas R. Collins -- Mr. Collins has been Controller of the Automotive Brake Division of Hayes Wheels International, Inc., the Parent Company of Motor Wheel Corporation (see "Principal Shareholders"), since July, 1996. Prior to that time, he was Vice President, Treasurer and Chief Financial Officer of Motor Wheel Corporation, a designer and producer of wheels and brakes for the automotive and commercial highway markets, since 1991. Prior to 1991, he was Comptroller and held other various positions at Motor Wheel Corporation.

     John H. Kinstler -- Mr. Kinstler has been Vice President of Engineering of the Fabricated Wheel Division of Hayes Wheels International, Inc., the Parent Company of Motor Wheel Corporation (see "Principal Shareholders"), since May, 1996. Prior to that time, he was Vice President of Manufacturing of Motor Wheel Corporation since 1992. He was Executive Vice President of Engineering and Quality from 1989 through 1992 and Vice President of Engineering from 1985 through 1989 of Motor Wheel Corporation.

     Director Nominee --




     Director Nominee --

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the total compensation earned by each executive officer and all executive officers as a group during the fiscal years ended August 31, 1996, 1995, and 1994 for services rendered to the Company in all capacities during such years.

                                                                           ANNUAL
                                                                      COMPENSATION(1)
                   NAME AND PRINCIPAL                                ------------------
               POSITION AT AUGUST 31, 1996                  YEAR      SALARY      BONUS     OTHER(2)
---------------------------------------------------------   ----     --------     -----     -------
Kenneth K. Rieth.........................................   1996     $150,800     $-0-      $   -0-
President, CEO and Director                                 1995      150,800      -0-          -0-
                                                            1994      150,800      -0-          -0-
Leonard H. Wood..........................................   1996     $124,800     $-0-      $ 7,291
Vice President, General Manager and Director                1995      124,800      -0-        7,291
                                                            1994      124,000      -0-        7,291
John P. Wildeboer........................................   1996     $104,000     $-0-      $ 5,998
Vice President -- Sales and Marketing                       1995      104,000      -0-        5,998
                                                            1994      104,400      -0-        5,998
Peter C. Canepa..........................................   1996     $110,500     $-0-      $   -0-
Secretary, Treasurer and CFO                                1995      110,500      -0-          -0-
                                                            1994       51,150(3)   -0-          -0-

-------------------------
(1) Does not include any value that might be attributable to job-related personal benefits, the annual value of which has not exceeded the lesser of 10% of annual salary plus bonus or $50,000 for each executive officer.

(2) Represents the dollar value of the premiums paid by the Company for life insurance policies maintained in respect of deferred compensation plans discussed below in "Other Benefits."

(3) Mr. Canepa joined the Company on March 21, 1994.

     The Company's Board of Directors has given Mr. Rieth the authority to set the compensation for Messrs. Wood, Wildeboer and Canepa. Mr. Rieth's salary has been set by the Board of Directors since 1991.

1996 STOCK OPTION PLAN

     The Company's 1996 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and approved by the shareholders on October 14, 1996. The purpose of the Option Plan is to make options available to employees of the Company to give them a greater personal interest in the success of the Company and an added incentive to continue their employment. Riviera Holding Company, Kenneth K. Rieth and Motor Wheel Corporation are not eligible to participate in the Option Plan. 250,000 shares of Common Stock are reserved for issuance under the Option Plan and the options are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended.

     The Option Plan is administered by members of the Board of Directors who are not eligible to participate in the Option Plan, or if designated, a committee comprised of such directors. Options granted under the Option Plan are not transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee, and so long as the employee does not engage in activity in competition with or contrary to the interests of the Company. No options may be granted under the Option Plan after August 31, 2006.

     The exercise price of options granted under the Plan cannot be less than the fair market value of the underlying shares on the option date grant. The terms of each option and the manner in which it may be exercised will be determined by the administrator subject to the requirement that no option may be exercisable more than ten years after the option grant date. With respect to any option granted to a participant who owns, or is deemed to own, stock possessing more than 10% of the voting rights of the Company's outstanding capital stock at the option grant date, the exercise price of the option must be at least equal to

110% of the fair market value on the date of grant and the option may not be exercisable more than five years after option grant date. Under the terms of the Option Plan, the aggregate fair market value of the Common Stock (determined at the date of the option grant) underlying options granted to any employee and exercisable in any single year may not exceed $100,000.

RETIREMENT SAVINGS PLAN

     The Company has a profit-sharing plan that covers substantially all employees (the "Plan"). The Plan includes a 401(k) deferred compensation option. It is the Company's policy to fund profit-sharing costs accrued on an annual basis. The Plan, as established, allows for discretionary contribution as determined annually by the Company's Board of Directors. No discretionary contribution has been made for 1993, 1994 or 1995.

     Part of the Plan includes a retirement savings plan qualified under Internal Revenue Code Section 401(k) in which all full-time employees may participate. Contributions are made to the plan by participants electing to defer portions of their regular compensation. Amounts elected to be deferred within certain statutory limits (currently $9,240 per year) are not taxable to the participant. The Company matches and contributes up to 15% of the employee's contribution to the 401(k) Plan, up to 2% of the employee's annual wage.

     The Company's 8% Cumulative Preferred Stock is all owned by the Plan. A dividend of $8.00 per share is payable on each July 31 to the holder of each share of such stock and no other dividends can be paid until all such dividends have been paid for all periods the 8% Cumulative Preferred Stock is outstanding. No other dividends are payable in respect of the 8% Cumulative Preferred Stock. The outstanding 8% Cumulative Preferred Stock may be redeemed at any time by the Board of Directors for the price of $100 per share and all must be redeemed in installments of 475 shares on July 1, 1996 and 1997, respectively. The Company is in default of such redemption for the July 1, 1996 installment. Upon redemption, all unpaid dividends must also be paid on a pro rata basis through date of redemption. The Company has not paid dividends for 1996. In the event of liquidation of the Company, the holders of shares of 8% Cumulative Preferred Stock are entitled to receive, prior to the holders of shares of all other stock of the Company, ratably an amount up to $100 per share plus all unpaid and accrued dividends to the date of payment. The shares of 8% Cumulative Preferred Stock currently outstanding are duly authorized, validly issued, fully paid, and nonassessable. Holders of 8% Cumulative Preferred Stock have no conversion rights and are not entitled to any preemptive or subscription rights.

     Under the Plan, benefits are payable in a lump sum upon termination of employment with the Company for any reason.

OTHER BENEFITS

     The Company has Executive Deferred Compensation Plan agreements with each of Messrs. Wood and Wildeboer. These Agreements provide that upon death, or retirement from service after reaching age 65, the employee or his heir and assigns will receive $50,000 per year for five consecutive years. For each year that employment with the Company is terminated, for any reason, prior to September 1, 1999, the benefit will be reduced by 10% or $5,000 per year. Mr. Wood is age 54 and Mr. Wildeboer is age 49.

     The Company has an Employment Agreement with Kenneth K. Rieth. Pursuant to which Mr. Rieth will continue to serve as the Chief Executive Officer and President of the Company. The term of the agreement is for a period of three years beginning September 1, 1996. Pursuant to the agreement with Mr. Rieth, the Company will pay Mr. Rieth a base salary of $150,800.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During fiscal 1995 the Board of Directors, then consisting of Directors Kennedy, Wood, Kinstler, Collins and Rieth, had the responsibility of setting executive compensation. Mr. Rieth serves as President and Chief Executive Officer of the Company and serves on the Board of Directors of Autocam Corporation, where Mr. Kennedy is President, Chief Executive Officer and also a member of the Board of Directors. Mr. Rieth also served on the Compensation Committee of Autocam Corporation until August 1995.

CERTAIN TRANSACTIONS

     The Company previously had a contract with Motor Wheel Corporation ("Motor Wheel"), an Ohio corporation, located in Okemos, Michigan, relating to the performance of engineering for and construction of dies to be purchased by Motor Wheel. This contract was terminated October 14, 1996 effective December 31, 1995. Mr. Kinstler, a director of the Company, is Vice President of the Fabricated Wheel Division of Hayes Wheels International, Inc., the Parent Company of Motor Wheel. Mr. Collins, a director of the Company, is Controller of the Automotive Brake Division of Hayes Wheels International, Inc., the Parent Company of Motor Wheel. Motor Wheel owns 50% of the outstanding common stock of the Company and, assuming no exercise of the Underwriters' overallotment option, will own 28.5% of the Company's Common Stock after the sale of the shares described by this Prospectus. This contract provided that the Company would quote such services to Motor Wheel at hourly rates not greater than it had on file with or was actually quoting to any automobile manufacturer. Motor Wheel was required to purchase not less than 155,000 hours of such work, as defined by the contract, or, if less, 85% of its entire domestic consumption of such services if domestic consumption was less than 182,500 hours in any year. In that event, Motor Wheel was required to purchase its foreign consumption of such services from the Company if the Company was competitive in price, quality and delivery. Motor Wheel paid to the Company $246,011 and $110,744 during fiscal 1995 and 1994, respectively, resulting from its having used less than the 155,000 hours minimum. The contract was to terminate on December 31, 1998 and could have been extended for two additional five year terms by Motor Wheel. Pursuant to the Shareholders Agreement between Motor Wheel and Riviera Holding Company dated October 14, 1996, such die construction supply contract was terminated effective December 31, 1995. As a result, no under utilization charges will be received by the Company for any period after December 31, 1995. See "Principal Shareholders -- Shareholders Agreement."

     Pursuant to the Shareholders Agreement dated October 14, 1996 between Motor Wheel and Riviera Holding Company, the Company has declared a preferential dividend on the shares of common stock of the Company owned by Riviera Holding to pay the income tax payable by Riviera Holding Company as a result of the lapse of options by Motor Wheel to purchase common stock owned by Riviera Holding Company and as a result of the dividend itself. The Company has estimated this dividend to be approximately $170,000.

     Mr. Rieth has pledged all of his Riviera Holding Company common stock to the Company's principal commercial lender under its loan documents, which pledge Mr. Rieth expects to terminate on the date of this Prospectus.

     The Company believes that the transactions described above were at prices and terms which were no less favorable to the Company than would have been available in similar transactions with unaffiliated third parties. The policy of the Company is that, in the future, proposed transactions with affiliates of the Company must have the prior approval of a majority of the disinterested members of the Board of Directors and be made on terms no less favorable to the Company than could be obtained from unaffiliated parties.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's articles of incorporation and bylaws provide for indemnification of directors and officers. The Company believes that such indemnification will assist the Company in continuing to attract and retain talented directors and officers in light of the growing risk of litigation directed against directors and officers of publicly held corporations. The Company's articles of incorporation and bylaws provide that the Company shall indemnify each person who may serve or who has served at any time as director or officer, or who at the request of the Board of Directors of the Company may serve or at any time have served as director or officer of another corporation or enterprise, and his or her respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before and after suit is commenced), actually and necessarily incurred by such person in connection with the defense or settlement of any claim, action, suit, or proceeding in which he or she are made parties, or are a party, or which may be asserted against them or any event, by reason of being or having been director or officer or a director or officer of the Company or any such other corporation or enterprise, if he or she acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was not unlawful. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of Shareholders or otherwise.

     The Michigan Business Corporation Act permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company's articles of incorporation limit liability to the maximum extent permitted by law. The Company's articles of incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, it does not eliminate or limit the liability of a director for any of the following: (1) a breach of the director's duty of loyalty to the Company or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) a transaction from which the director derives an improper personal benefit; (4) making an unlawful loan to a director, officer or employee of the Company; and (5) declaring an unlawful dividend or distribution to shareholders. As a result of this provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock and 8% Cumulative Preferred Stock as of August 31, 1996 by (i) persons known by the Company to own more than 5% of the Company's Common Stock; (ii) directors and officers of the Company; and (iii) all officers and directors of the Company as a group. Beneficial ownership includes both voting and investment power.

                                           AMOUNT OF BENEFICIAL                        AMOUNT OF BENEFICIAL
                                        OWNERSHIP PRIOR TO OFFERING                  OWNERSHIP AFTER OFFERING
                                 -----------------------------------------   -----------------------------------------
   NAME OF BENEFICIAL OWNER         COMMON STOCK       8% PREFERRED STOCK       COMMON STOCK       8% PREFERRED STOCK
    OFFICER, DIRECTORS & 5%      -------------------   -------------------   -------------------   -------------------
         SHAREHOLDERS:            SHARES     % TOTAL   SHARES   % TOTAL(1)    SHARES     % TOTAL   SHARES   % TOTAL(1)
-------------------------------  ---------   -------   ------   ----------   ---------   -------   ------   ----------
Kenneth K. Rieth(2)(3)(4)......  1,460,000     100%        *         *       1,460,000       57%       *         *
Motor Wheel Corporation(5).....    730,000      50%       --        --         730,000     28.5%      --        --
Leonard H. Wood(2).............         --      --        --        --              --       --       --        --
John Wildeboer(2)..............         --      --      42.8         3%             --       --     42.8         3%
Peter C. Canepa(2).............         --      --        --        --              --       --       --        --
                                 ---------   -------   ------       --       ---------   -------   ------       --
All officers and directors as a
  group (4 persons)(1).........  1,460,000     100%     42.8         3%      1,460,000       57%     150         3%
                                 =========   =====     =====    ======       =========   ======    =====    ======

-------------------------
 *  Beneficial ownership of less than 1% of the class.

(1) Beneficial ownership determined on the basis of the ratio of account balance to total plan assets in Riviera Tool Company Cash or Deferred Compensation Plan, owner of all the outstanding 8% Cumulative Preferred Stock of the Company.

(2) The business address for Messrs. Rieth, Canepa, Wood, and Wildeboer is 5460 Executive Parkway SE, Grand Rapids, MI 49512.

(3) Riviera Holding Company, 100% owned by Kenneth K. Rieth, owns the Common Stock of Riviera Tool Company.

(4) Includes beneficial ownership of 730,000 shares of common stock owned by Motor Wheel Corporation and subject to purchase by Riviera Holding Company under the Shareholders Agreement and related Stock Option Agreement dated October 14, 1996. See "Principal Shareholders -- Shareholders Agreement" and "Shares Eligible for Future Sale."

(5) John R. Kinstler and Thomas R. Collins are directors of the Company and are Vice President of the Fabricated Wheel Division and Controller of Automotive Brake Division, respectively, of Hayes Wheels International, Inc. Mr. Kinstler owns less than 1% of the common stock of such company. The business address for Mr. Collins is 2501 Woodlake Circle, Okemos, Michigan 48864 and Mr. Kinstler is 38481 Huron River Drive, Romulus, Michigan 48174.

SHAREHOLDERS AGREEMENT

     Riviera Holding Company and Motor Wheel have executed a written Shareholders Agreement (the "Shareholders Agreement") which provides that they will unconditionally and irrevocably vote their respective shares of common stock jointly in structuring the Company's Board of Directors into a board consisting of seven members divided into three classes, two classes consisting of two members and one class consisting of three members. Under such agreement Riviera Holding Company will be entitled to designate three directors and Motor Wheel to designate two directors. Both parties agree unconditionally and irrevocably to vote all of their respective shares of common stock in favor of the persons so designated by each party as directors. The remaining members of the Board of Directors (two directors) may be nominated by any person however, Motor Wheel and Riviera Holding Company have agreed to vote together on nominees for these positions. Voting on all other matters is in the sole discretion of the shareholder.

     Pursuant to the Shareholders Agreement, Motor Wheel has granted Riviera Holding Company an option to purchase all the shares of the Company owned by Motor Wheel. The option is exercisable at a purchase price of $3.0 million, payable within 30 days after notice of exercise. This stock option will lapse on October 14, 1997.

     Under the Shareholders Agreement Motor Wheel has certain registration rights. Motor Wheel, Riviera Holding Company and the Company have agreed not to register, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of two years after the date of this Prospectus (the "Lock-Up Period") without the prior written consent of the Representative. Motor Wheel has a demand registration right which is exercisable at any time after the expiration of the "Lock-Up" period. In connection with any Company registration after the expiration of the "Lock-Up" period Motor Wheel has "piggyback registration rights" for all of their shares. However, if in the reasonable opinion of the lead underwriter who is expected to market the securities covered by such registration statement, to the extent the inclusion of such Motor Wheel shares shall be impractical and inadvisable. Motor Wheel shares will be included in such registration shall be reduced pro rata (pro-rata reduction of all shares of selling shareholders included in such registration statement), but only as to such registration statement.

     Under the Shareholders Agreement both Motor Wheel and Riviera Holding Company have specific rights under a proposed sale of the shares of the Company held by either one. Under such provision if either Motor Wheel or Riviera Holding Company proposes to directly or indirectly transfer its shares in the Company, it shall give the other party the right to purchase such shares at the same price, terms and conditions as the proposed transfer. Alternatively, at the election of the other party, the seller must arrange for the purchaser or purchasers to purchase at least identical percentages of the Company shares owned by each of Motor Wheel and Riviera Holding Company immediately prior to such proposed transfer. If such proposed purchaser is purchasing only a given number of shares, then the total number of shares to be sold in such transfer by each of Motor Wheel and Riviera Holding Company shall be reduced pro rata so as to total such given amount.

     This Shareholders Agreement will terminate when one of the parties no longer holds shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 200,000 shares of Preferred Stock, none of which have been issued, and 1,425 shares of 8% Cumulative Preferred Stock which are outstanding and owned by the Riviera Tool Company Cash or Deferred Compensation Plan, a qualified retirement plan maintained by the Company for its employees, and 6,000,000 shares of Common Stock, of which 1,460,000 shares are currently issued and outstanding. See "Principal Shareholders." Pursuant to Michigan corporate law, the capital stock of the Company has no par value.

PREFERRED STOCK

     The terms of the Preferred Stock, or any series thereof, may be determined from time to time by the Board of Directors. Such shares may be convertible into Common Stock and may be superior to the Common Stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges. Shares of Preferred Stock may be issued from time to time by authorization of the Board of Directors of the Company without the vote of holders of the Common Stock. The issuance of such Preferred Stock could be used, for example, in certain circumstances to render more difficult or to discourage a merger, tender offer or proxy contest or a removal of incumbent management. The Company has no present plans to issue any shares of Preferred Stock.

8% CUMULATIVE PREFERRED STOCK

     Holders of the 8% Cumulative Preferred Stock vote only on such matters where voting as a class is required by law to authorize an action. All outstanding shares of this stock are all owned by the Company's qualified retirement plan. A dividend of $8.00 per share is payable on each July 31 to the holder of each share of such stock and no other dividends can be paid until all such dividends have been paid for all periods during which the 8% Cumulative Preferred Stock is outstanding. No other dividends are payable in respect of the 8% Cumulative Preferred Stock. The outstanding 8% Cumulative Preferred Stock may be redeemed at any time by the Board of Directors for the price of $100 per share and must be redeemed in installments of 475 shares each on July 1, 1996 and 1997, respectively. The Company is in default of such redemption for the July 1, 1996 installment. Upon redemption, all unpaid dividends must also be paid on a pro rata basis through date of redemption. The Company has not paid dividends for 1996. In the event of liquidation of the Company, the holders of shares of 8% Cumulative Preferred Stock are entitled to receive, prior to the holders of shares of all other stock of the Company, ratably an amount up to $100 per share plus all unpaid and accrued dividends to the date of payment. The shares of 8% Cumulative Preferred Stock currently outstanding are duly authorized, validly issued, fully paid, and nonassessable. Holders of 8% Cumulative Preferred Stock have no conversion rights and are not entitled to any preemption or subscription rights.

COMMON STOCK

     Holders of Common Stock have one vote per share and a ratable right to the net assets of the Company in liquidation after payment of all amounts due to creditors and any holders of preferred stock. After payment of dividends or distributions to the holders of preferred stock, if any, holders of Common Stock participate ratably in dividends and distributions as may be declared by the Board of Directors from funds legally available therefor. See "Dividend Policy." Holders of Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The shares of Common Stock currently outstanding are, and the shares to be issued pursuant to this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

VOTING ON DIRECTORS

     The Company's articles of incorporation provide that the Board of Directors is divided into three classes with each class elected for a three year term. The Board currently consists of five members and will be expanded to seven members upon completion of the Offering made hereby. Shareholders do not have cumulative voting rights in the election of directors. Riviera Holding Company and Motor Wheel have an agreement with respect to the voting of their shares on Directors which provides that they will vote in concert to elect three members designated by Riviera Holding Company and two members designated by Motor Wheel to the Board of Directors.

OTHER PROVISIONS

     Chapter 7A of the Michigan Business Corporation Act. Under Chapter 7A of the Michigan Business Corporation Act (the "MBCA"), "business combinations" (defined to include, among other transactions, mergers, consolidations, certain dispositions of assets or shares, and certain recapitalizations) between certain corporations or their domestic subsidiaries and an "interested Shareholder" (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation's outstanding shares or an affiliate of the corporation which had such 10% ownership within the preceding two years) can only be consummated if approved by at least 90% of the votes of each class of the corporation's shares entitled to vote thereon and by at least two-thirds of such votes not held by the interested Shareholder or its affiliates, unless certain price and other conditions imposed by Chapter 7A are satisfied. The Board of Directors may elect to exempt business combinations with a particular interested shareholder from the requirements of Chapter 7A at any time before the interested shareholder attains that status.

     Chapter 7B of the Michigan Business Corporation Act. Under Chapter 7B of the MBCA, "control shares" (defined to mean shares, which when added to all other shares of the corporation owned by a person or with respect to which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after the acquisition of the shares, to exercise or direct the exercise of voting power in the election of directors in excess of threshold levels of 20%, 33 1/2% or a majority of all voting power) acquired in a "control share acquisition" (defined to include the acquisition, directly or indirectly, by any person of ownership of or the power to exercise the voting power with respect to, issued and outstanding control shares) have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the Shareholders of the corporation. To have such a resolution considered by the shareholders of the corporation, the acquiring person must deliver an "acquiring person statement" to the corporation and the Michigan Department of Commerce, Corporation and Securities Bureau. To be approved by the shareholders, the resolution must be approved by a majority of the votes cast by the holders of the common stock and a majority of the votes cast by the holders of shares of each class or series entitled to vote thereon, excluding "interested shares" (defined to include shares held by the acquiring person or member of his group, an officer of the corporation and any director who is also an employee of the corporation). The practical effect of Chapter 7B of the MBCA is to require that a person making a tender offer for shares of a corporation condition the offer on shareholder approval of the person's right to vote the shares to be acquired.

     If authorized by the corporation's articles of incorporation or bylaws, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed may be redeemed by the corporation at any time more than 60 days after the end of the control share acquisition at "fair value." If authorized by the corporation's articles of incorporation or bylaws, control shares acquired in a control share acquisition which are not accorded full voting rights may be redeemed by the corporation at "fair value." Unless otherwise provided in the corporation's articles of incorporation or bylaws, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the Shareholders of the corporation, other than the acquiring person, have dissenters' rights. "Fair value" means a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

     The provisions of Chapter 7B automatically apply to the Company, although the Board of Directors or the Shareholders may elect to remove the Company from the application of Chapter 7B. The Board has no plans to elect to remove such application and is not aware of any plans or proposals to do so. Further, none of the provisions discussed above has been included in the Company's Articles of Incorporation or Bylaws.

     The foregoing discussion concerning the provisions of the MBCA is qualified in its entirety by reference to such MBCA provisions.

SHAREHOLDER PROPOSALS

     Any proposal intended to be presented by a shareholder at a meeting of the Company's shareholders must be presented in writing to the Secretary of the Company at least 60 days prior to the date of the meeting for consideration by the shareholders at such meeting.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the shares of Common Stock of the Company is Boston EquiServe Limited Partnership, Canton, Massachusetts 020201. Its telephone number is (617) 575-2000.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following the completion of this Offering, approximately 1,460,000 shares of Common Stock will be held by two existing shareholders, Riviera Holding Company and Motor Wheel. Such shares of Common Stock (herein referred to as "Restricted Shares") may not be sold unless they are registered under the Securities Act of 1933, are sold pursuant to an applicable exemption from registration, or sold within the volume limitations established by Rule 144 promulgated under the Act. Rule 144 restricts Riviera Holding Company and Motor Wheel to sales via brokers' transactions or to market-makers in an amount in any three months not in excess of the greater of 1% of the number of shares of Common Stock then outstanding or the average weekly trading volume for a four-week period prior to each such sale. In connection with this Offering, Riviera Holding Company and Motor Wheel have agreed not to sell any of their Restricted Shares for a period of two years after the date of this Prospectus without the consent of the Representative.

     Motor Wheel and Riviera Holding Company have entered into a Shareholders Agreement which provides for certain "demand" and "piggyback registration rights" for Motor Wheel, an option for Riviera Holding Company to purchase Motor Wheel shares in the Company for a period ending October 14, 1997, coordination of voting for directors and certain other rights should either one of them propose a sale of shares in the Company to a third party without registration. See "Principal Shareholders -- Shareholder Agreement."

     No predictions can be made as to the effect, if any, that market sales of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     In the Underwriting Agreement, the Underwriters, represented by the Representative, have agreed, severally, subject to the terms and conditions therein set forth to purchase from the Company, and the Company has agreed to sell them, the number of shares of Common Stock, totaling 1,100,000 shares, set forth opposite their respective names below.

                                                                              NUMBER OF
                                    UNDERWRITER                                SHARES
        -------------------------------------------------------------------   ---------
        National Securities Corporation....................................

                                                                              ----------
             Total.........................................................   1,100,000
                                                                              ==========

     The Underwriters propose to initially offer the shares to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to select dealers who are members of the National Association of Securities Dealers, Inc. a concession not exceeding $
per share and any Underwriter may allow, and such dealers may reallow, a
concession not in excess of $          per share to certain other dealers. After
this Offering, the public offering price and concession and discounts may be changed by the Representative.

     The Company has granted an option to the Underwriters, exercisable during the 45-day period after the date of this Prospectus, to purchase up to an additional 165,000 shares of Common Stock at the same price per share as the initial shares purchased from the Company. The Underwriters may exercise such option only to cover over-allotments in the sale of shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of the total option shares as the number of shares to be purchased and offered by that Underwriter in the table above bears to the total.

     The Company has agreed to indemnify, or to contribute to payments made by, the Underwriters and certain of their controlling persons with respect to certain civil liabilities, including certain civil liabilities under the Securities Act of 1933.

     The Company and each existing common stockholder have agreed not to register, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of two years after the date of this Prospectus without the prior written consent of the Representative.

     Prior to this Offering, there has been no public market for the Company's Common Stock. Consequently, the offering price has been determined through negotiation between the Company and the Representative. Such price has been based upon on a number of factors, including estimates of the business potential of the Company, its earning history and prospects, the present state of the Company's development, an assessment of the Company's management, the consideration of the above factors in relation to market valuations of comparable companies and the current condition of the industry and the economy as a whole.

     The Company has agreed to pay the Representative a non-accountable expense allowance of 3% of the gross proceeds from the sale of the Common Stock offered hereby, $25,000 of which has been paid as of the date of this Prospectus. The Company has also agreed to pay the fees and disbursements of counsel for the Underwriters. In addition, upon completion of this Offering, the Company will issue the Representative's Warrant to the Representative entitling the Representative to purchase up to an 110,000 shares of Common Stock. The Representative's Warrant may not be exercised for a period of 12 months from the date of this Prospectus. The Representative's Warrant will be exercisable in whole or in part for a period of four years thereafter at a price of $8.40 per share (120% of the initial public offering price set forth on the cover page of this Prospectus). The Representative's Warrant provides for adjustment in the exercise price of the Representative's Warrant in the event of certain mergers, acquisitions, stock dividends and capital changes. The Representative's Warrants may be transferred only to officers of the Representative or its successors. The Representative's Warrant grants to the holders thereof certain rights with respect to the registration under the Act of the securities issuable upon exercise of the Representative's Warrant. In the event of the exercise of the Representative's Warrants, the Company has the right to redeem such warrants.

     In connection with this Offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualifying registered market makers on NASDAQ may engage in passive market making transactions in the Common Stock of the Company on NASDAQ in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Dickinson, Wright, Moon, Van Dusen & Freeman, Grand Rapids, Michigan. Certain legal matters will be passed on for the Underwriters by Camhy Karlinsky & Stein LLP, New York City, New York.

                                    EXPERTS

     The financial statements as of August 31, 1995 and 1994, and for each of the three years in the period ended August 31, 1995 included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement containing this Prospectus (the "Registration Statement") have been audited by Plante & Moran, LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 under the Act, as amended, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares of Common Stock offered by this Prospectus reference is made to such Registration Statement and exhibits. Statements made in this Prospectus referring to a document filed as an exhibit to the Registration Statement are qualified by reference to the exhibit for a complete statement of its terms and conditions. Copies of the Registration Statement together with exhibits thereto may be obtained from the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the charges prescribed by the Commission or may be examined without charge at the public reference facilities maintained at the principal office of the Commission.

                              RIVIERA TOOL COMPANY

                               TABLE OF CONTENTS

REPORT LETTER........................................................................     F-2
FINANCIAL STATEMENTS
  Balance Sheet......................................................................     F-3
  Statement of Operations............................................................     F-4
  Statement of Common Stockholders' Equity...........................................     F-5
  Statement of Cash Flows............................................................     F-6
  Notes to Financial Statements......................................................     F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Riviera Tool Company

     We have audited the accompanying balance sheet of Riviera Tool Company, as of August 31, 1995, 1994 and 1993, and the related statements of operations, common stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riviera Tool Company, at August 31, 1995, 1994 and 1993, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

PLANT AND MORAN, LLP

Grand Rapids, Michigan
March 8, 1996, except for Note 18, as to which the date is October 14, 1996

                              RIVIERA TOOL COMPANY

                                 BALANCE SHEET

                                                                  AUGUST 31                    MAY 31,
                                                   ---------------------------------------   -----------
                                         NOTE         1995          1994          1993          1996
                                      ----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash...............................              $     3,188   $        --   $   108,900   $        --
  Accounts receivable:
    Trade............................                4,433,129     7,377,345     4,799,652     3,196,283
    Related party....................     12         1,111,282       930,967       906,387       338,003
  Costs and estimated gross profit in
    excess of billings on contracts
    in process.......................     2          3,279,489     4,293,596     5,428,285     7,234,807
  Inventories........................     3          1,398,070     1,431,715     1,307,026     1,398,070
  Prepaid expenses and other current
    assets...........................                  284,678       329,124       434,912       330,087
                                                   ------------  ------------  ------------  ------------
         Total current assets........               10,509,836    14,362,747    12,985,162    12,497,250
PROPERTY, PLANT AND EQUIPMENT, NET...     4         10,906,099    11,664,882     9,660,946    10,000,220
OTHER ASSETS.........................                  290,197       411,551       280,979       240,347
                                                   ------------  ------------  ------------  ------------
         Total assets................              $21,706,132   $26,439,180   $22,927,087   $22,737,817
                                                   ============  ============  ============  ============
           LIABILITIES AND
        STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable......................     5          6,866,170     9,460,669     8,126,520     9,735,893
  Current portion of long-term
    debt.............................     5          1,631,629     2,395,545     2,531,602     1,050,895
  Current portion of capitalized
    lease obligations................     10           624,561       733,400       403,114       442,640
  Accounts payable...................                3,953,522     4,718,369     4,103,524     3,049,944
  Accrued liabilities................                  563,931       623,209       547,463       661,681
                                                   ------------  ------------  ------------  ------------
         Total current liabilities...               13,639,813    17,931,192    15,712,223    14,941,051
CAPITALIZED LEASE OBLIGATIONS........     10           397,412       699,946     1,178,461       156,315
LONG-TERM DEBT.......................     5          1,433,033     2,015,442            --     1,025,115
DEFERRED GAINS.......................     7            210,342       359,144       507,946        98,740
ACCRUED LEASE EXPENSE................     9            502,870       437,457       362,696       544,919
DEFERRED TAX LIABILITY...............     6            191,700       116,700       246,700       353,700
PREFERRED STOCK -- $5 par value,
  $100 mandatory redemption value:
    Authorized -- 5,000 shares
    Issued and outstanding -- 1,425
       shares........................   11, 13         110,537       109,249        79,613       110,537
PREFERRED STOCK -- no par value,
    Authorized -- 200,000
    Issued and outstanding -- no
       shares........................     14                --            --            --            --
COMMON STOCKHOLDERS' EQUITY..........     18
  Common stock -- No par value:
    Authorized -- 6,000,000 shares
    Issued and outstanding --
       1,460,000 shares..............                4,392,752     4,392,752     4,392,752     4,392,752
  Retained earnings..................                  827,673       377,298       446,696     1,114,688
                                                   ------------  ------------  ------------  ------------
         Total common stockholders'
            equity...................                5,220,425     4,770,050     4,839,448     5,507,440
                                                   ------------  ------------  ------------  ------------
Total liabilities and stockholders'
  equity.............................              $21,706,132   $26,439,180   $22,927,087   $22,737,817
                                                   ============  ============  ============  ============

                       See Notes to Financial Statements.

                              RIVIERA TOOL COMPANY

                            STATEMENT OF OPERATIONS

                                                    AMOUNT                                AMOUNT
                                   -----------------------------------------    --------------------------
                                             YEAR ENDED AUGUST 31                NINE MONTHS ENDED MAY 31
                                   -----------------------------------------    --------------------------
                           NOTE       1995           1994           1993           1996           1995
                           ----    -----------    -----------    -----------    -----------    -----------
                                                                                       (UNAUDITED)
SALES
  Trade.................           $19,429,894    $19,885,808    $16,267,523    $12,594,944    $15,538,500
  Related party.........    12       2,794,829      2,538,919      2,678,754      1,426,567      1,722,287
                                   -----------    -----------    -----------    -----------    -----------
TOTAL SALES.............            22,224,723     22,424,727     18,946,277     14,021,511     17,260,787
COST OF SALES...........            18,116,301     19,675,967     17,158,664     11,233,646     14,242,514
                                   -----------    -----------    -----------    -----------    -----------
GROSS PROFIT............             4,108,422      2,748,760      1,787,613      2,787,865      3,018,273
SELLING AND
  ADMINISTRATIVE
  EXPENSES..............             1,945,214      1,123,292      1,469,594      1,273,676      1,524,629
                                   -----------    -----------    -----------     ----------    -----------
INCOME FROM
  OPERATIONS............             2,163,208      1,625,468        318,019      1,514,189      1,493,644
OTHER INCOME (EXPENSE)
  Interest expense......            (1,749,447)    (1,415,290)      (855,890)    (1,187,814)    (1,298,544)
  Gain on asset sales...     7         148,802        148,802        243,559        122,640        182,302
  Loss from related
     company............    16              --       (532,242)    (2,246,653)            --             --
                                   -----------    -----------    -----------     ----------    -----------
TOTAL OTHER EXPENSE --
  NET...................            (1,600,645)    (1,798,730)    (2,858,984)    (1,065,174)    (1,116,242)
                                   -----------    -----------    -----------     ----------    -----------
INCOME (LOSS) -- BEFORE
  TAXES ON INCOME.......               562,563       (173,262)    (2,540,965)       449,015        377,402
INCOME TAX EXPENSE
  (CREDIT)..............     6          76,700       (133,500)      (251,900)       162,000        128,000
                                   -----------    -----------    -----------     ----------    -----------
NET INCOME (LOSS).......           $   485,863    $   (39,762)   $(2,289,065)    $  287,015    $   249,402
                                   ===========    ===========    ===========     ==========    ===========
NET INCOME (LOSS) PER
  COMMON SHARE..........                  $.33          $(.05)        $(1.59)          $.20           $.17
                                   ===========    ===========    ===========     ==========    ===========
COMMON SHARES
  OUTSTANDING...........             1,460,000      1,460,000      1,460,000      1,460,000      1,460,000
                                   ===========    ===========    ===========     ==========    ===========

                       See Notes to Financial Statements.

                              RIVIERA TOOL COMPANY

                    STATEMENT OF COMMON STOCKHOLDERS' EQUITY

                                                     COMMON STOCK                             TOTAL
                                                -----------------------     RETAINED      STOCKHOLDERS'
                                                 SHARES        AMOUNT       EARNINGS         EQUITY
                                                ---------    ----------    -----------    -------------
BALANCE -- AUGUST 31, 1992 (Note 18).........   1,460,000    $4,392,752    $ 2,760,966     $  7,153,718
Increase to redeemable preferred stock (Note
  13)........................................          --            --        (25,205)         (25,205)
Net loss.....................................          --            --     (2,289,065)      (2,289,065)
                                                ----------   -----------   ------------    ------------
BALANCE -- AUGUST 31, 1993...................   1,460,000     4,392,752        446,696        4,839,448
Increase to redeemable preferred stock (Note
  13)........................................          --            --        (29,636)         (29,636)
Net loss.....................................          --            --        (39,762)         (39,762)
                                                ----------   -----------   ------------    ------------
BALANCE -- AUGUST 31, 1994...................   1,460,000     4,392,752        377,298        4,770,050
Increase to redeemable preferred stock (Note
  13)........................................          --            --        (35,488)         (35,488)
Net income...................................          --            --        485,863          485,863
                                                ----------   -----------   ------------    ------------
BALANCE -- AUGUST 31, 1995...................   1,460,000     4,392,752        827,673        5,220,425
                                                ----------   -----------   ------------    ------------
Net income (unaudited).......................          --            --        287,015          287,015
                                                ----------   -----------   ------------    ------------
BALANCE -- MAY 31, 1996 (unaudited)..........   1,460,000    $4,392,752    $ 1,114,688     $  5,507,440
                                                ==========   ===========   ============    ============

                       See Notes to Financial Statements.

                              RIVIERA TOOL COMPANY

                            STATEMENT OF CASH FLOWS

                                                   YEAR ENDED AUGUST 31                NINE MONTHS ENDED MAY 31
                                         -----------------------------------------    --------------------------
                                            1995           1994           1993           1996           1995
                                         -----------    -----------    -----------    -----------    -----------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)...................   $   485,863    $   (39,762)   $(2,289,065)   $   287,015    $   249,402
  Adjustments to reconcile net income
    (loss) to net cash from operating
    activities:
      Depreciation and amortization...     1,438,403      1,213,516        993,394        830,234        918,728
      Loss (gain) on sale of machinery
         and equipment................        43,170         10,107         (1,123)            --             --
      Amortization of deferred gain...      (148,802)      (148,802)      (243,559)      (111,602)      (182,302)
      Deferred taxes..................        75,000       (130,000)      (251,900)       162,000        128,000
      Loss from related company.......            --             --      2,246,653             --             --
      Bad debt provision..............            --             --        (25,000)            --             --
      (Increase) decrease in assets:
         Accounts receivable..........     2,763,901     (2,602,273)    (1,260,973)     2,010,120        813,274
         Costs and estimated gross
           profit in excess of
           billings on contracts in
           process....................     1,014,107      1,134,689     (2,943,200)    (3,955,318)     1,659,148
         Inventories..................        33,645       (124,689)      (135,390)            --             --
         Income tax refundable........            --             --        110,000             --             --
         Prepaid expenses and other
           current assets.............        44,446        105,788        (76,714)       (45,410)        (4,505)
      Increase (decrease) in
         liabilities:
         Accounts payable.............      (764,847)       614,845      1,435,683       (903,578)      (970,531)
         Accrued liabilities..........       (59,278)        75,746        206,510         97,753        273,275
         Accrued lease expense........        65,413         74,761         84,106         42,049         49,060
                                         -----------    -----------    -----------    -----------    -----------
           Net cash provided by (used
             in) operating
             activities...............     4,991,021        183,926     (2,150,578)    (1,586,737)     2,933,549
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of machinery and
    equipment.........................        80,000         36,000          6,900             --             --
  Increase in other assets............       (70,153)      (191,563)      (141,538)        49,850        (48,581)
  Additions to property, plant and
    equipment.........................      (585,248)    (2,849,684)      (634,974)        75,648        169,332
                                         -----------    -----------    -----------    -----------    -----------
           Net cash used in investing
             activities...............      (575,401)    (3,005,247)      (769,612)       125,498       (120,751)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from (repayments of)
    short-term debt...................    (2,594,499)     1,334,149      3,867,028      2,107,066     (2,201,410)
  Principal payments under capital
    lease obligations.................      (437,408)      (501,113)      (396,823)      (241,097)      (214,681)
  Proceeds from issuance of
    long-term debt....................            --      2,584,294             --             --             --
  Principal payments on long-term
    debt..............................    (1,346,325)      (704,909)      (448,292)      (407,918)      (386,837)
  Dividends paid......................       (34,200)            --             --             --             --
                                         -----------    -----------    -----------    -----------    -----------
           Net cash provided by (used
             in) financing
             activities...............    (4,412,432)     2,712,421      3,021,913      1,458,051     (2,802,928)
                                         -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH.......         3,188       (108,900)       101,723         (3,188)         9,870
CASH -- Beginning of Period...........            --        108,900          7,177          3,188             --
                                         -----------    -----------    -----------    -----------    -----------
CASH -- End of Period.................   $     3,188    $        --    $   108,900    $        --    $     9,870
                                         ===========    ===========    ===========    ===========    ===========

                       See Notes to Financial Statements.

                              RIVIERA TOOL COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business -- The Company is a manufacturer of medium- to large-scale, complex stamping dies that are sold to automobile manufacturers and their suppliers for the production of automobile and truck parts. The nature of the Company's business is such that a limited number of customers comprise a majority of its business in any given year, even though the specific customers will differ from year to year. Five customers accounted for 91 percent of sales and 82 percent of accounts receivable for the year ended August 31, 1995. Four customers accounted for 72 percent of sales and 84 percent of accounts receivable for the year ended August 31, 1994. Three customers accounted for 73 percent of sales and 83 percent of accounts receivable for the year ended August 31, 1993.

     Reporting Entity -- In October, 1996, the Company executed an agreement and plan of merger. Under the provisions of the agreement, Riviera Die & Tool, Inc., merged with and into Riviera Tool Company, owner of 100% of its common stock, as the survivor corporation. Concurrently with such merger, the By-Laws and Articles of Incorporation have been amended. The merger has no effect on the balance sheet, statement of operations, statement of common stockholders' equity or cash flows. The stockholders' equity section of this report reflects the impact of this merger on authorized, issued and outstanding shares of stock.

     Interim Financial Statements -- The accompanying balance sheet as of May 31, 1996 and the related statements of operations and cash flows for the nine months ended May 31, 1995 and May 31, 1996, and the statement of common stockholders' equity for the nine months ended May 31, 1996, are unaudited, but in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the nine months ended May 31, 1996, are not necessarily indicative of the results to be expected for the entire year.

     Net Income (Loss) per Share -- Net Income (Loss) per share is based on the weighted average number of common shares outstanding during the period. Pursuant to the rules of the Securities and Exchange Commission, common shares issued during the 12 months immediately preceding the anticipated date of the Company's initial public offering have been included in the calculation of common shares as if they were outstanding for all periods presented.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Significant Estimates -- The most significant estimates made by the Company are in the determination and recognition of revenue on contracts in process at year end. Management's best estimate of costs to complete is based on costs incurred subsequent to year end, engineers' cost projections and other analyses. Although management's estimates are not expected to materially change in the near term, the costs the Company will ultimately incur could differ from the amounts estimated based on the various factors.

     Revenue Recognition -- The Company recognizes revenue on time and material contracts, utilizing the completed-contract method. Revenue is recognized on all other contracts, utilizing the percentage-of-completion method. Under the completed-contract method, the contract is considered complete when all costs except for insignificant items have been incurred and the project has been approved by the customer. Under the percentage-of-completion method, revenue on fixed-price contracts is measured by the relationship of total costs incurred to date to estimated total costs for each contract. Provisions for estimated losses on contracts in process are recognized in the period such losses are determined. Changes in job performance, conditions and estimated profitability may result in revisions to costs and income and are recognized in the period such revisions are determined.

                              RIVIERA TOOL COMPANY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED Accounts Receivable -- All accounts receivable are considered to be fully collectible; accordingly, no allowance for doubtful accounts has been provided.

     Inventories -- Inventories are recorded at the lower-of-cost (first-in, first-out) method, or market.

     Property, Plant and Equipment -- Property, plant and equipment are recorded at cost. Depreciation is computed principally using the straight-line method over the useful life of the asset for financial reporting purposes and accelerated methods for tax purposes.

     Other Assets -- Included in other assets are deferred debt issuance costs that are being amortized using the straight-line method over periods ranging from one to 10 years. Amortization expense for the years ended August 31, 1995, 1994 and 1993, was $191,507, $60,991 and $52,423, respectively and $49,850 for the nine months ended May 31, 1996.

     Income Taxes -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between book and tax accounting and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NOTE 2 -- COSTS AND BILLINGS ON CONTRACTS IN PROCESS

     Costs and billings on contracts in process are as follows:

                                                              AUGUST 31
                                                --------------------------------------      MAY 31,
                                                   1995          1994          1993          1996
                                                ----------    ----------    ----------    -----------
                                                                                          (UNAUDITED)
Costs incurred on contracts in process under
  the percentage-of-completion method........   $8,217,497    $8,168,619    $4,903,410    $14,445,308
Estimated gross profit.......................       98,355       527,445       360,852              0
                                                -----------   -----------   -----------   -----------
     Total...................................    8,315,852     8,696,064     5,264,262     14,445,308
Less billings to date........................    5,438,504     4,809,173       182,200      7,985,903
Plus costs incurred on contracts in process
  under the completed contract method........      402,141       406,705       346,223        775,402
                                                -----------   -----------   -----------    ----------
       Costs and estimated gross profit in
          excess of billings on contracts in
          process............................   $3,279,489    $4,293,596    $5,428,285    $ 7,234,807
                                                ===========   ===========   ===========   ===========

NOTE 3 -- INVENTORIES

     Inventories consist of the following:

                                                               AUGUST 31
                                                 --------------------------------------     MAY 31,
                                                    1995          1994          1993          1996
                                                 ----------    ----------    ----------    ----------
                                                                                           (UNAUDITED)
Raw material stock                               $  143,454    $  216,866    $  228,095    $  143,454
Perishable tooling and supplies...............    1,254,616     1,214,849     1,078,931     1,254,616
                                                 -----------   -----------   -----------   ----------
     Total....................................   $1,398,070    $1,431,715    $1,307,026    $1,398,070
                                                 ===========   ===========   ===========   ==========

                              RIVIERA TOOL COMPANY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                            AUGUST 31
                                            -----------------------------------------      MAY 31,
                                               1995           1994           1993           1996
                                            -----------    -----------    -----------    -----------
                                                                                         (UNAUDITED)
Land and leasehold improvements...........  $ 1,501,624    $ 1,441,401    $ 1,435,958    $ 1,501,624
Office furniture and fixtures.............      289,142        536,373        431,161        289,142
Machinery and equipment...................   15,722,397     16,234,857     13,203,152     15,643,633
Transportation equipment..................       78,881         86,148         69,880         81,997
                                            ------------   ------------   ------------   ------------
     Total cost...........................   17,592,044     18,298,779     15,140,151     17,516,396
Accumulated depreciation and
  amortization............................    6,685,945      6,633,897      5,479,205      7,516,176
                                            ------------   ------------   ------------   ------------
     Net carrying amount..................  $10,906,099    $11,664,882    $ 9,660,946    $10,000,220
                                            ============   ============   ============   ============
Annual depreciation and amortization
  expense.................................  $ 1,246,896    $ 1,152,525    $   940,971    $   918,728
                                            ============   ============   ============   ============

NOTE 5 -- NOTES PAYABLE AND LONG-TERM DEBT

     The Company's notes payable and long-term debt consist of the following:

                                                              AUGUST 31
                                                --------------------------------------    MAY 31,
                                                   1995          1994          1993        1996
                                                ----------    ----------    ----------   ---------
                                                                                        (UNAUDITED)
NOTES PAYABLE
Revolving bank credit line, collateralized by
substantially all assets of the Company. The
agreement provides for borrowings, subject to
certain collateral requirements of up to
$9,000,000, and bears interest at 3% above the
bank's prime rate at August 31, 1995 and 1994,
(an effective rate of 11.75% and 10.25%,
respectively) and 1.5% above the bank's prime
rate at August 31, 1993 (an effective rate of
7.5%). The agreement is subject to certain
loan covenants (discussed below) and requires
a commitment fee of .375% per annum on the
average daily unused portion of the revolving
credit line, and a facility fee of .125% per
annum on the revolving credit line. Subsequent
to August 31, 1995, the bank extended the
line-of-credit agreement to September 30,
1996, and increased the borrowing limit to
$10,500,000 until November 30, 1996 at which
time the Borrowing Limit will decrease to
$9,000,000. Interest under the extended
agreement is 4% above the bank's prime
rate. ........................................  $6,866,170    $9,460,669    $8,126,520    $ 9,735,893
                                                ===========   ===========   ===========   ===========

                              RIVIERA TOOL COMPANY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 5 -- NOTES PAYABLE AND LONG-TERM DEBT -- CONTINUED

                                                               AUGUST 31
                                                 --------------------------------------      MAY 31,
                                                    1995          1994          1993          1996
                                                 ----------    ----------    ----------    -----------
                                                                                           (UNAUDITED)
LONG-TERM DEBT
Note payable to bank, payable in monthly
installments of $40,000 plus interest of 3%
over the bank's prime rate at August 31, 1995
and 1994, (effective rates of 11.75% and
10.25%, respectively), collateralized by
substantially all assets of the Company, with
a scheduled maturity of November 30, 1995.
This agreement is subject to certain covenants
discussed below. Subsequent to August 31,
1995, the bank extended the note's maturity
date to November 30, 1996, and adjusted
interest at 4% above the bank's prime rate....      856,962     1,336,962     1,681,108        496,962
Note payable to financial institution, payable
in monthly installments of $39,944 including
interest at 9.9%, collateralized by specific
assets of the Company with a carrying value of
$2,348,523 at August 31, 1995, due March 1,
1999..........................................    1,441,051     1,858,170            --      1,180,504
Note payable to bank, payable in monthly
installments of $15,000 including interest at
7%, collateralized by specific assets of the
Company with a carrying value of $2,348,523 at
August 31, 1995, due September 1, 1998........      494,432       595,341            --        382,828
Note payable to bank, collateralized by
accounts receivable, contracts in progress and
inventories. The terms of the agreement
require the Company to pay monthly
installments of $35,000, including interest at
16.4%, with a maturity date of November 1995.
This agreement is subject to certain covenants
discussed below...............................      272,217       620,514       850,494         15,714
                                                 ----------    ----------    ----------     ----------
  Total long-term debt........................    3,064,662     4,410,987     2,531,602      2,076,008
  Less current portion........................    1,631,629     2,395,545     2,531,602      1,050,893
                                                 ----------    ----------    ----------     ----------
  Long-term debt -- Net.......................   $1,433,033    $2,015,442    $       --    $ 1,025,115
                                                 ==========    ==========    ==========     ==========

     Minimum principal payments on long-term debt to maturity as of August 31, 1995, are as follows:

1996............................................................................   $1,631,629
1997............................................................................      549,898
1998............................................................................      601,833
1999............................................................................      281,302
                                                                                   ----------
  Total.........................................................................   $3,064,662
                                                                                   ----------

In connection with the line of credit and notes payable to certain banks as of August 31, 1995, 1994 and 1993, the Company has agreed to certain covenants. The agreements require the Company to maintain minimum working capital and net worth of $200,000 and $6,000,000, respectively, to not let its combined debt-to-equity

                              RIVIERA TOOL COMPANY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 5 -- NOTES PAYABLE AND LONG-TERM DEBT -- CONTINUED ratio exceed 3 to 1, and prohibit the payment of cash dividends. The Company presently is not in compliance and was not in compliance at May 31, 1996, August 31, 1995, 1994 and 1993, with certain covenants and, therefore, has reclassified those debt obligations to banks as current liabilities. Although the banks have extended the terms of the obligations to November 30, 1996, they have not waived their rights under the agreements.

NOTE 6 -- FEDERAL INCOME TAXES

     The provision for federal income taxes (benefit) is as follows:

                                                                AUGUST 31
                                                    ---------------------------------      MAY 31,
                                                     1995        1994         1993          1996
                                                    -------    ---------    ---------    -----------
                                                                                         (UNAUDITED)
Current expense (benefit).........................  $ 1,700    $  (3,500)   $      --     $      --
Deferred expense (benefit)........................   75,000     (130,000)    (251,900)      162,000
                                                    --------   ----------   ----------    ---------
     Total tax expense (benefit)..................  $76,700    $(133,500)   $(251,900)    $ 162,000
                                                    ========   ==========   ==========    =========

     The difference between the federal statutory tax rate and the Company's effective rate was:

                                                                AUGUST 31
                                                       ---------------------------        MAY 31,
                                                       1995       1994       1993          1996
                                                       -----      -----      -----      -----------
                                                                                        (UNAUDITED)
Federal statutory tax rate...........................   34.0%     (34.0)%    (34.0)%        34.0%
Increase (reduction) in income taxes relating to:
     Effect of recording and changing valuation
       allowance.....................................  (23.3)     (59.9)      18.9            --
     Effect of providing for deferred taxes at rates
       less than statutory rates and other items.....    2.9       16.8        5.2           2.1
                                                       -----      ------     ------         ----
          Effective tax rate.........................   13.6%     (77.1)%     (9.9)%        36.1%
                                                       =====      ======     ======         ====

     The details of the net deferred tax liability are as follows:

                                                            AUGUST 31
                                            -----------------------------------------      MAY 31,
                                               1995           1994           1993           1996
                                            -----------    -----------    -----------    -----------
                                                                                         (UNAUDITED)
Deferred tax liabilities:
  Depreciation............................  $(2,158,000)   $(1,821,000)   $(1,724,000)   $(2,141,000)
                                            ------------   ------------   ------------
Deferred tax assets:
  Net operating loss carryforward.........    1,637,200      1,517,000      1,387,400      1,478,200
  Investment tax credit carryforward......      246,700        246,700        246,700        246,700
  Alternative minimum tax credit
     carryforward.........................       40,000         40,000         40,000         40,000
  Accrued lease expense...................      170,900        131,000        108,800        185,200
  Deferred gains and other items..........      118,200        147,300        175,900         83,900
                                            ------------   ------------   ------------    ----------
     Total deferred tax assets............    2,213,000      2,082,000      1,958,800      2,034,000
Valuation allowance recognized for
  deferred tax assets.....................     (246,700)      (377,700)      (481,500)      (246,700)
                                            ------------   ------------   ------------    ----------
     Net deferred tax liability...........  $  (191,700)   $  (116,700)   $  (246,700)    $  (353,700)
                                            ============   ============   ============    ===========

                              RIVIERA TOOL COMPANY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 6 -- FEDERAL INCOME TAXES -- CONTINUED
     The details of the deferred tax expense (benefit) are as follows:

                                                                AUGUST 31
                                                   -----------------------------------      MAY 31
                                                     1995         1994         1993          1996
                                                   ---------    ---------    ---------    -----------
                                                                                          (UNAUDITED)
Income (loss) before income taxes...............   $(120,200)   $(129,600)   $(775,700)    $ 159,000
Accrued lease...................................     (39,900)     (22,200)     (25,200)      (14,000)
Depreciation....................................     337,000       97,000       29,300        (2,000)
Deferred compensation...........................      (9,400)      (7,200)      (3,800)       (4,000)
Deferred revenue................................      36,200       44,600       73,100        38,000
Other items.....................................       3,900       (2,900)       8,900        15,000
Change in valuation allowance...................    (131,000)    (103,800)     481,500            --
Investment tax credit...........................          --       (6,700)          --            --
Alternative minimum tax credit..................      (1,600)         800      (40,000)           --
                                                   ----------   ----------   ----------    ---------
     Deferred tax expense (reduction)...........   $  75,000    $(130,000)   $(251,900)    $ 192,000
                                                   ==========   ==========   ==========    =========

     As of August 31, 1995, the Company had the following applicable carryforwards to be applied against future taxable income:

                                                                        NET OPERATING
                                                                            LOSS         INVESTMENT
                             EXPIRATION                                 CARRYFORWARD     TAX CREDITS
---------------------------------------------------------------------   -------------    -----------
1998.................................................................    $        --      $  32,800
1999.................................................................             --         46,400
2000.................................................................             --         19,600
2001.................................................................             --         22,400
2002.................................................................             --         28,000
2003.................................................................             --         97,500
2004.................................................................        114,900             --
2005.................................................................        406,600             --
2006.................................................................      1,387,500             --
2007.................................................................      2,199,900             --
2008.................................................................        486,000             --
2009.................................................................        220,100             --
                                                                         -----------      ---------
     Total...........................................................    $ 4,815,000      $ 246,700
                                                                         ===========      =========

     The Company also has approximately $40,000 of alternative minimum tax credits that do not expire.

NOTE 7 -- DEFERRED GAINS

     In prior years, the Company sold and subsequently leased back machinery and equipment. The gain on these assets is being recognized over five years and seven years, the respective lives of the leases. Gains recognized for each of the years ended August 31, 1995, 1994 and 1993, amounted to $84,515, $84,515 and $243,559, respectively. Gains recognized for the nine months ended May 31, 1996 and 1995, amounted to $74,425 and $134,087, respectively.

     During the year ended August 31, 1994, the Company restructured three operating leases. The transaction involved machinery and equipment operating leases. Machinery and equipment were purchased at

                              RIVIERA TOOL COMPANY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 7 -- DEFERRED GAINS -- CONTINUED
$2,611,000 with proceeds from long-term debt totaling $2,584,294. The gain that had been previously deferred on these assets as a result of a prior sale/leaseback will continue to be recognized over the remaining lives of the original lease terms. Gains for each of the years ended August 31, 1995 and 1994, related to these assets, amounted to $64,287 and $48,215 for each of the nine months ended May 31, 1996 and 1995.

NOTE 8 -- CASH FLOWS

     Cash paid or refunded during the years ended August 31, 1995, 1994 and 1993, for interest and income taxes is summarized as follows:

                                                    AUGUST 31                           MAY 31
                                       ------------------------------------    ------------------------
                                          1995          1994         1993         1996          1995
                                       ----------    ----------    --------    ----------    ----------
                                                                                     (UNAUDITED)
Interest paid.......................   $1,701,065    $1,361,879    $829,361    $1,187,814    $1,298,544
Income taxes refunded...............           --        20,974     110,000            --            --

     Noncash investing activities for the years ended August 31, 1995, 1994 and 1993, consisted of the acquisition of machinery and equipment and leasehold improvements of $26,035, $352,884 and $363,784, respectively, through capital leases. The 1993 noncash investing activity was with a related company having certain stockholders in common.

NOTE 9 -- OPERATING LEASES

     The Company has entered into a noncancellable operating lease agreement for manufacturing and office facilities with a lease term that expires in October 2009. The agreement provides for annual lease payments plus an escalation of the base rent of 1 percent in each of the first 10 years and 2 percent in each of the second 10 years. The Company has an option to renew this lease for two additional 10-year terms at a rate to be negotiated and has an option to acquire the facility at fair market value, commencing November 1996. The current annual rent is $988,239.

     Generally accepted accounting principles require that rent expense related to this type of lease be recognized ratably over the term of the lease. The difference between the rent payments made and the amount of expense recognized has been recorded as accrued lease expense (a liability). For the years ended August 31, 1995, 1994 and 1993, accrued lease expense exceeded cash payments made by $65,413, $74,761 and $84,106, respectively and $42,049 for the nine months ended May 31, 1996.

     During 1993, the Company subleased a portion of the facility, charging annual rent payments of $462,012 in accordance with a month-to-month lease agreement with a related company having certain shareholders in common. The sublease was discontinued during the year ended August 31, 1994.

     On May 25, 1994, the Company entered into a sublease agreement with an unrelated company. The agreement commenced August 1, 1994, and terminates on July 31, 1998. The agreement provides for annual lease payments ranging from $216,000 to $224,724. The agreement also contains two options to renew the lease for up to five years, with annual lease payments ranging from $231,468 to $268,332. In addition, the agreement requires the tenant to pay a pro-rata share (33.7 percent) of the facility's operating costs.

     The Company has various operating leases, including the noncancellable operating lease noted above, for facilities and equipment that expire during the next 15 years. Rent expense under these leases for the year ended August 31, 1995, 1994 and 1993 amounted to $1,117,023, $1,349,400 and $2,080,768, respectively and $874,735 and $918,860 for the nine months ended May 31, 1996 and 1995, respectively.

                              RIVIERA TOOL COMPANY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 9 -- OPERATING LEASES -- CONTINUED
     The following is a schedule of future minimum rent payments and noncancellable sublease income required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of August 31, 1995:

                                                               LEASE       SUB-LEASE      NET LEASE
                                                             PAYMENTS      RECEIVABLE      PAYMENT
                                                            -----------    ----------    -----------
1996.....................................................   $   959,227     $ 216,000    $   743,227
1997.....................................................     1,177,996       220,320        957,676
1998.....................................................     1,048,088       224,724        823,364
1999.....................................................     1,017,048            --      1,017,048
2000.....................................................     1,034,181            --      1,034,181
2001 and after...........................................    10,349,587            --     10,349,587
                                                            ------------    ---------    ------------
     Total minimum payments required.....................   $15,586,127     $ 661,044    $14,925,083
                                                            ============    =========    ============

NOTE 10 -- CAPITAL LEASES

     The Company has entered into a number of capital leases. At August 31, 1995, 1994 and 1993, included in machinery and equipment and accumulated depreciation and amortization are assets with a total cost of $3,065,770, $3,039,735, $2,741,014 and accumulated amortization of $975,232, $680,184 and
$509,155, respectively, acquired through capital lease transactions. The following is a schedule of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of August 31, 1995, 1994 and 1993:

                                                               1995          1994          1993
                                                            ----------    ----------    ----------
1994.....................................................   $       --    $       --    $  543,398
1995.....................................................           --       851,807       734,716
1996.....................................................      705,210       374,611       253,265
1997.....................................................      302,666       294,152       246,355
1998.....................................................      119,723       104,723       104,723
                                                            ----------    ----------    ----------
  Total minimum lease payments...........................    1,127,599     1,625,293     1,882,457
Less amount representing interest........................      105,626       191,947       300,882
                                                            ----------    ----------    ----------
  Present value of net minimum lease payments............    1,021,973     1,433,346     1,581,575
Less amount representing current portion.................      624,561       733,400       403,114
                                                            ----------    ----------    ----------
  Noncurrent portion.....................................   $  397,412    $  699,946    $1,178,461
                                                            ==========    ==========    ==========

NOTE 11 -- RETIREMENT PLANS

     The Company has a profit-sharing plan that covers substantially all employees. The plan includes a 401(k) deferred-compensation option. The Company's policy is to fund profit-sharing costs accrued on an annual basis. The plan, as established, allows for discretionary contributions as determined annually by the Company's Board of Directors. No discretionary contribution was made for the years ended August 31, 1995, 1994 and 1993.

     The Company also matches and contributes up to 15 percent of the employees' contributions, up to 2% of the employee's annual wage, to the 401(k) deferred-compensation plan. The Company's contributions to the

                              RIVIERA TOOL COMPANY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 11 -- RETIREMENT PLANS -- CONTINUED plan for the years ended August 31, 1995, 1994 and 1993, amounted to $92,575, $84,887 and $47,714, respectively, and $58,159 and $75,230 for the nine months ended May 31, 1996 and 1995, respectively.

     The plan owns 100 percent of the Company's preferred stock.

NOTE 12 -- RELATED-PARTY TRANSACTIONS

     The Company had a contract with a corporation that owns 50 percent of the Company's common stock. The contract related to the performance of engineering services and construction of dies to be purchased by the stockholder corporation. The contract provided that the stockholder corporation was required to purchase not less than 155,000 hours of work, as defined by the contract, or, if less, 85 percent of its entire domestic consumption. In the event the total hours of work were less than the required amount, the stockholder corporation paid a fee, based on a formula, to the Company. The contract terminated in December 1998, with two five-year options for renewal by the stockholder corporation. Under the plan of merger between Riviera Die and Tool, Inc and Riviera Tool Company dated October 14, 1996, and related shareholders agreement, such contract was terminated effective December 31, 1995 and no such fees were received thereafter. Sales to the stockholder corporation for the years ended August 31, 1995, 1994 and 1993, amounted to $2,794,829, $2,538,919 and
$2,678,754, respectively, and $1,426,567 and $1,722,287 for the nine months ended May 31, 1996 and 1995, respectively.

NOTE 13 -- REDEEMABLE PREFERRED STOCK

     The Company has issued and outstanding 1,425 shares of mandatory redeemable preferred stock. The stock bears an $8 per year cumulative dividend preference over common stock of the Company. All outstanding shares of this stock are owned by the Company's retirement plan. According to the terms of the redemption agreement, 475 shares of the stock must be redeemed at $100 per share, plus unpaid dividends on July 31, 1995, 1996, and 1997. The July 1995 redemption, however, had not occurred at August 31, 1995.

     The carrying amount of the preferred stock is being increased by periodic accretions, using the interest method, so that the carrying amount will equal the mandatory redemption amount on the redemption date. The carrying amount is also being increased by unpaid dividends. Increases in the preferred stock are being effected by charges against retained earnings. The following schedule summarizes activity in the preferred stock:

                                                                             AUGUST 31
                                                                  -------------------------------
                                                                    1995        1994       1993
                                                                  --------    --------    -------
Beginning balance..............................................   $109,249    $ 79,613    $54,408
Accretion......................................................     24,088      18,236     13,805
Cumulative dividend preference.................................     11,400      11,400     11,400
Dividends paid.................................................    (34,200)         --         --
                                                                  --------    --------    -------
     Ending balance............................................   $110,537    $109,249    $79,613
                                                                  ========    ========    =======

                              RIVIERA TOOL COMPANY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 14 -- PREFERRED STOCK

     As a result of the merger noted in Note 18, two classes of preferred stock were created. The two classes are as follows:

     Redeemable preferred stock -- $5 par value, authorized 1,425 shares, 1,425 shares issued and outstanding.

     The Company also has authorized 200,000 shares of nonredeemable, no-par preferred stock. There are no shares issued and outstanding.

NOTE 15 -- LEGAL PROCEEDINGS AND CLAIMS

     The Company is a plaintiff and counter-defendant in an action against two individuals and a corporation, with the owners of the Company and a related corporation affiliated through common ownership as co-plaintiffs, filed July 22, 1994. In July 1992, the Company contributed machinery, equipment, inventory, work in process and receivables that were related to the business of building plastic injection molds to a joint venture that then operated as a mold builder and injection molder. The Company contributed assets valued at $5.4 million, assigned debts in the amount of $3.7 million, and received $1.7 million of preferred stock in the new entity. Defendants in this action contributed all of the stock of a mold builder then known as Leap Technologies, Inc. In November 1993, the joint venture was liquidated, and the Company's preferred stock in the entity was written off as were receivables from Leap Technologies, Inc., of $559,653. These write-offs were reflected in the financial statements for the year ended August 31, 1993. The Company alleges that the status of the business contributed by the defendants was fraudulently represented, and the defendants are, therefore, liable to the Company for all losses sustained as a result of the failure of the venture. The Company is asking for the return of its investment plus additional damages it incurred in the process of liquidating the venture. One defendant has counterclaimed for breach of representations by the Company without specifying any amount of damages. The Company is not currently involved in other legal proceedings other than ordinary and routine proceedings incidental to its operations. In the opinion of management, no existing proceedings, including the matter involving Leap Technologies, Inc., would have a material adverse effect on the Company if determined against the Company.

NOTE 16 -- OTHER NONOPERATING EXPENSE

YEAR ENDED AUGUST 31, 1993:

     In July of 1992, the Company contributed machinery, equipment, inventory, work-in-process and receivables related to the business of building plastic injection molds to a joint venture that then became known as Leap Technologies, Inc. The Company contributed assets valued at $5.4 million and Leap Technologies, Inc. assumed debts in the amount of $3.7 million, and the Company received $1.7 million of preferred stock. In the year ended August 31, 1993, Leap Technologies, Inc. was liquidated and the Company wrote-off its preferred stock in Leap Technologies, Inc. ($1,687,000) and accounts receivable from the related company ($560,000).

YEAR ENDED AUGUST 31, 1994:

     The Company formally subleased a portion of the facility, charging annual rent payments of $462,012 in accordance with a month-to-month lease agreement with a related company having some shareholders in common. During the year ended August 31, 1994, the sublease was discontinued and no sublease revenue was received. As a result of the discontinuance of the sublease, the Company was unable to recover $532,242 of rent and related expenses, which has been charged to other expense in 1994.

                              RIVIERA TOOL COMPANY

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

NOTE 17 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at August 31, 1995:

                                                                                      ESTIMATED
                                                                         CARRYING        FAIR
                                                                          AMOUNT        VALUE
                                                                        ----------    ----------
FINANCIAL ASSETS
  Cash...............................................................   $    3,188    $    3,188
  Accounts receivable -- Trade and related party.....................    5,544,411     5,544,411
  Costs and estimated gross profit in excess of billings on contracts
     in process......................................................    3,279,489     3,279,489
FINANCIAL LIABILITIES
  Accounts payable...................................................    3,953,522     3,953,522
  Notes payable......................................................    6,866,170     6,866,170
  Long-term debt.....................................................    3,064,662     2,967,775

     Notes Payable -- The estimated fair value of the Company's notes payable approximates its carrying amount because the interest rate fluctuates with market rates.

     Long-Term Debt -- The estimated fair value of the Company's long-term debt is calculated based on expected cash flows discounted using interest rates currently available for debt with similar terms and remaining maturities.

     Short-Term Financial Instruments -- The fair value of short-term financial instruments, including cash, trade accounts receivable and payable, and costs and earnings in excess of billings on uncompleted contracts, approximates their carrying amounts in the financial statements due to the short maturity of such instruments.

NOTE 18 -- SUBSEQUENT EVENTS

     Subsequent to August 31, 1995, the Company executed an agreement and plan of merger. Under the provisions of the agreement, Riviera Die and Tool, Inc., merged with and into Riviera Tool Company, the owner of 100% of its common stock, as the survivor corporation. Concurrently with such merger, the By-Laws and Articles of Incorporation have been amended. The merger has no effect on the balance sheet, statement of operations, statement of common stockholders' equity or cash flows. The stockholders' equity section of this report reflects the impact of this merger on authorized, issued and outstanding shares of stock.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               ------------------

                               TABLE ON CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    6
Use of Proceeds........................    8
Dilution...............................    9
Dividend Policy........................    9
Capitalization.........................   10
Selected Financial Data................   11
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   12
Business...............................   15
Management.............................   20
Principal Shareholders.................   25
Description of Capital Stock...........   27
Shares Eligible for Future Sale........   29
Underwriting...........................   30
Legal Matters..........................   31
Experts................................   31
Additional Information.................   31
Index to Financial Statements..........  F-1

     UNTIL          , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                  RIVIERA LOGO

                              RIVIERA TOOL COMPANY

                                1,100,000 SHARES
                                  COMMON STOCK
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------
                        NATIONAL SECURITIES CORPORATION
                                OCTOBER   , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby, other than underwriting discounts and commissions.

                                       ITEM
                                       ----
        Securities and Exchange Commission Registration Fee................   $  3,387
        National Association of Securities Dealers, Inc. Filing Fee........     11,325
        Printing Expenses*.................................................     60,000
        Transfer Agent and Registrar Fees*.................................      3,500
        Accounting Fees and Expenses*......................................     64,000
        Legal Fees and Expenses* (not including Blue Sky)..................     75,000
        Blue Sky Fees and Expenses.........................................     14,125
        Miscellaneous Expenses*............................................     50,000
                                                                              --------
             Total*........................................................   $281,337
                                                                              ========

       --------------------------------
       * To be supplied by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 561 through 571 of Michigan Business Corporation Act set forth the conditions and limitations governing the indemnification of officers, directors and other persons.

     References made to Article IX of the Registrant's Articles of Incorporation, a copy of which is filed as Exhibit 3(a), and to Article VI of the Registrant's Bylaws, a copy of which is filed as Exhibit 3(b), which provide for indemnification of directors and officers of the Registrant and authorize the Board to extend such indemnity to others to the full extent permitted by the aforesaid Sections of the Michigan Business Corporation Act.

     Section 9 of Article VI of the Bylaws also authorizes the Registrant to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not Registrant would have the power to indemnify such officer, director, employee or agent of the Company against any liability under the provisions of such Article or Michigan law.

     Reference is made to Section of the Underwriting Agreement, a copy of which is filed as part of Exhibit 1 to the Registration Statement, for information concerning indemnification arrangements among the Registrant and the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     No securities of the Registrant have been issued or sold by the Registrant within the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. The following exhibits are files herewith and made a part hereof:

EXHIBITS                                DESCRIPTION OF DOCUMENT
---       ------------------------------------------------------------------------------------
  1       Proposed form of Underwriting Agreement.
  3(a)    Amended and Restated Articles of Incorporation of the Registrant.
  3(b)    Bylaws of the Registrant.
  4(a)    Specimen Common Stock of Registrant.
  4(b)    Form of Representative's Warrant Agreement, including form of Warrant (to be supplied by Amendment).
  5       Opinion and consent of Dickinson, Wright, Moon, Van Dusen & Freeman as to the
          legality of the Common Stock being Registered (to be filed by amendment).
  9       Shareholder Agreement and related Stock Option Agreement between Riviera Holding
          Company and Motor Wheel Corporation (to be supplied by Amendment).
 10(a)    1996 Incentive Stock Option Plan of Registrant.
 10(b)    Employment Agreement of Kenneth K. Rieth.
 10(c)    Promissory Note dated March 31, 1994 between Registrant and Heller Financial, Inc.
          covering various manufacturing machinery and equipment.
 10(d)    Promissory Note dated April 1, 1994 between Registrant and Banc One Equipment
          Finance, Inc. covering various manufacturing machinery and equipment.
 10(e)    Lease Agreement dated November 1, 1988 between Registrant and Greenbrook Limited
          Partners/Riviera regarding industrial facilities at 5460 Executive Parkway SE, Grand
          Rapids, Michigan.
 10(f)    Proposal from LaSalle National Bank.
 10(g)    (NBD Bank Credit Agreement -- to be supplied by Amendment)
 23(a)    Consent of Plante & Moran LLP (contained at page S-1 of this Registration
          Statement).
 23(b)    Consent of Dickinson, Wright, Moon, Van Dusen & Freeman (contained in the opinion of such firm filed as Exhibit 5 hereto).
 24(a)    Power of Attorney (contained on Page II-5, the signature page)
 24(b)    Consent of Director Nominees
 27       Financial Data Schedule
(b) Financial Statement Schedules
             V    --   Property, Plant and Equipment.
             VI   --   Accumulated Depreciation, Depletion and Amortization of Property, Plant and
                       Equipment.
             IX   --   Short-term Borrowings.
             X    --   Supplementary Income Statement Information.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the Michigan Business Corporation Act and the documents referred to in Item 14 or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) That, for determining liability under the Securities Act, treat each as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

          (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (5) That for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (6) That for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

             INDEPENDENT AUDITORS' CONSENT AND REPORT OF SCHEDULES

Riviera Tool Company:

     We consent to the use in this Registration Statement on Form S-1 of Riviera Tool Company of our report dated October 14, 1996, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

     Our audits of the Financial statements referred to in our aforementioned report also included the financial statements schedules of Riviera Tool Company. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based upon our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

PLANTE & MORAN

Grand Rapids, Michigan
October 14, 1996

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, Michigan and State of Michigan on the 14th day of October, 1996.

                                          RIVIERA TOOL COMPANY

                                          By: /s/ KENNETH K. RIETH
                                            ------------------------------------
                                            Kenneth K. Rieth, President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Kenneth K. Rieth, Peter C. Canepa, and Stuart F. Cheney, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post effective amendments, and any related Registration Statement filed pursuant to Rule 462(b) of the rules adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, or any one of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that such attorneys-in-fact and agents or any one of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed by the following persons in the capacities and on the 14th day of October, 1996.

                  SIGNATURE                                         TITLE
---------------------------------------------   ---------------------------------------------
/s/ KENNETH K. RIETH                            President (Principal Executive Officer)
---------------------------------------------   Shareholder and Director
Kenneth K. Rieth

/s/ PETER C. CANEPA                             Secretary, Treasurer, and Chief Financial
---------------------------------------------   Officer (Principal Financial Officer and
Peter C. Canepa                                 Principal Accounting Officer)

/s/ LEONARD H. WOOD                             Vice President-General Manager and Director
---------------------------------------------
Leonard H. Wood

/s/ JOHN C. KENNEDY                             Director
---------------------------------------------
John C. Kennedy

/s/ JOHN H. KINSTLER                            Director
---------------------------------------------
John H. Kinstler

/s/ THOMAS R. COLLINS                           Director
---------------------------------------------
Thomas R. Collins

                                                                      SCHEDULE V

PROPERTY, PLANT AND EQUIPMENT

              COL. A                    COL. B       COL. C       COL. D         COL. E         COL. F
-----------------------------------  -----------   ----------   ----------   --------------  ------------

                                       BALANCE                               OTHER CHANGES-   BALANCES AT
                                      BEGINNING    ADDITIONS                 ADD (DEDUCT)-      END OF
            DESCRIPTION               OF PERIOD     AT COST     RETIREMENT      DESCRIBE        PERIOD
-----------------------------------  -----------   ----------   ----------   --------------   -----------
1993
  Land and leasehold
     improvements..................  $ 1,108,432   $  327,526   $       --        $ --        $ 1,435,958
  Office furniture and fixtures....      430,248          913           --          --            431,161
  Machinery and equipment..........   12,533,276      669,876           --          --         13,203,152
  Transportation...................       91,218           --       21,338          --             69,880
                                     -----------   ----------   ----------         ---        -----------
     Totals........................  $14,163,174   $  998,315   $   21,338        $ --        $15,140,451
                                     ===========   ==========   ==========         ===        ===========
1994
  Land and leasehold
     improvements..................  $ 1,435,958   $    5,443   $       --        $ --        $ 1,441,401
  Office furniture and fixtures....      431,161      105,212           --          --            536,373
  Machinery and equipment..........   13,203,152    3,084,905       53,200          --         16,234,857
  Transportation...................       69,880       16,268           --          --             86,148
                                     -----------   ----------   ----------         ---        -----------
     Totals........................  $15,140,151   $3,211,828   $   53,200        $ --        $18,298,779
                                     ===========   ==========   ==========         ===        ===========
1995
  Land and leasehold
     improvements..................  $ 1,441,401   $   65,201   $    4,978        $ --        $ 1,501,624
  Office furniture and fixtures....      536,373       16,349      263,580          --            289,142
  Machinery and equipment..........   16,234,857      483,314      995,774          --         15,722,397
  Transportation...................       86,148       30,469       37,736          --             78,881
                                     -----------   ----------   ----------         ---        -----------
     Totals........................  $18,298,779   $  595,333   $1,302,068        $ --        $17,592,044
                                     ===========   ==========   ==========         ===        ===========

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

            Land and leasehold improvements.........................      15 years
            Office furniture and fixtures...........................       7 years
            Machinery and equipment.................................   10-20 years
            Transportation..........................................       5 years

                                                                     SCHEDULE VI

ACCUMULATED DEPRECIATION, DEPLETION, AND AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT

              COL. A                  COL. B          COL. C          COL. D         COL. E         COL. F
----------------------------------  ----------   ----------------   ----------   --------------   ----------

                                      BALANCE
                                     BEGINNING       ADDITIONS                    OTHER CHANGES-    BALANCE
                                        OF        CHARGED TO COSTS                 ADD (DEDUCT)    AT END OF
           DESCRIPTION                PERIOD       AND EXPENSES     RETIREMENT      DESCRIBE        PERIOD
----------------------------------  ----------   ----------------   ----------   --------------   ----------
1993
  Land and leasehold
     improvements.................  $  168,676      $  111,838      $       --        $ --        $  280,514
  Office furniture and fixtures...     368,651          20,797              --          --           389,448
  Machinery and equipment.........   3,942,410         802,568              --          --         4,744,978
  Transportation..................      74,501           5,768          16,004          --            64,265
                                    ----------      ----------      ----------         ---        ----------
     Totals.......................  $4,554,238      $  940,971      $   16,004        $ --        $5,479,205
                                    ==========      ==========      ==========         ===        ==========
1994
  Land and leasehold
     improvements.................  $  280,514      $  157,832      $       --        $ --        $  438,346
  Office furniture and fixtures...     389,448          25,130              --          --           414,578
  Machinery and equipment.........   4,744,978         975,163           7,093          --         5,713,048
  Transportation..................      64,265           3,660              --          --            67,925
                                    ----------      ----------      ----------         ---        ----------
     Totals.......................  $5,479,205      $1,161,785      $    7,093        $ --        $6,633,897
                                    ==========      ==========      ==========         ===        ==========
1995
  Land and leasehold
     improvements.................  $  438,346      $  125,688      $    4,977        $ --        $  559,057
  Office furniture and fixtures...     414,578          27,519         263,580          --           178,517
  Machinery and equipment.........   5,713,048       1,087,276         888,555          --         5,911,769
  Transportation..................      67,925           6,413          37,736          --            36,602
                                    ----------      ----------      ----------         ---        ----------
     Totals.......................  $6,633,897      $1,246,896      $1,194,848        $ --        $6,685,945
                                    ==========      ==========      ==========         ===        ==========

                                                                     SCHEDULE IX

SHORT-TERM BORROWINGS



       COL. A                 COL. B         COL. C           COL. D             COL. E                COL. F
-------------------------  -----------   -------------    ---------------   ------------------     ----------------
       CATEGORY              BALANCE       WEIGHTED        MAXIMUM AMOUNT     AVERAGE AMOUNT       WEIGHTED AVERAGE
         OF                   AT END       AVERAGE          OUTSTANDING        OUTSTANDING            INTEREST RATE
      AGGREGATE                OF          INTEREST         DURING THE           DURING                DURING THE
SHORT-TERM BORROWINGS        PERIOD         RATE             PERIOD           THE PERIOD(1)            PERIOD(1)
------------------------   -----------   -------------    ---------------   --------------------   ----------------
Amounts payable to banks
  for borrowings
     1993...............  $11,061,236        9.40%       $  7,595,977        $  6,257,399               9.44%
     1994...............   12,968,467        9.71          13,467,407           9,142,077               9.92
     1995...............    9,122,360       10.84          12,010,593          10,707,897              10.95

-------------------------
(1) Based on the average amount outstanding during the year and the interest rate each month end.

                                                                      SCHEDULE X

SUPPLEMENTARY INCOME STATEMENT INFORMATION


                          COL. A                                            COL. E
-----------------------------------------------------------   -----------------------------------
                           ITEM                                 1993         1994          1995
-----------------------------------------------------------   --------    ----------    ----------
Maintenance and repairs....................................   $117,744    $  212,412    $  220,984
Depreciation and amortization..............................    993,394     1,213,516     1,438,403
Property tax...............................................    219,226       221,832       266,689
Advertising................................................      3,846         2,807         3,231

                                 EXHIBIT INDEX

EXHIBITS                                DESCRIPTION OF DOCUMENT
---       ------------------------------------------------------------------------------------
  1       Proposed form of Underwriting Agreement.
  3(a)    Amended and Restated Articles of Incorporation of the Registrant.
  3(b)    Bylaws of the Registrant.
  4(a)    Specimen Common Stock of Registrant.
  4(b)    Form of Representative's Warrant Agreement, including form of Warrant (to be supplied by Amendment).
  5       Opinion and consent of Dickinson, Wright, Moon, Van Dusen & Freeman as to the
          legality of the Common Stock being Registered (to be filed by amendment).
  9       Shareholder Agreement and related Stock Option Agreement between Riviera Holding
          Company and Motor Wheel Corporation (to be supplied by Amendment).
 10(a)    1996 Incentive Stock Option Plan of Registrant.
 10(b)    Employment Agreement of Kenneth K. Rieth.
 10(c)    Promissory Note dated March 31, 1994 between Registrant and Heller Financial, Inc.
          covering various manufacturing machinery and equipment.
 10(d)    Promissory Note dated April 1, 1994 between Registrant and Banc One Equipment
          Finance, Inc. covering various manufacturing machinery and equipment.
 10(e)    Lease Agreement dated November 1, 1988 between Registrant and Greenbrook Limited
          Partners/Riviera regarding industrial facilities at 5460 Executive Parkway SE, Grand
          Rapids, Michigan.
 10(f)    Proposal from LaSalle National Bank.
 10(g)    (NBD Bank Credit Agreement -- to be supplied by Amendment)
 23(a)    Consent of Plante & Moran LLP (contained at page S-1 of this Registration
          Statement).
 23(b)    Consent of Dickinson, Wright, Moon, Van Dusen & Freeman (contained in the opinion of such firm filed as Exhibit 5 hereto).
 24(a)    Power of Attorney (contained on Page II-5, the signature page)
 24(b)    Consent of Director Nominees
 27       Financial Data Schedule